Filed pursuant to Rule 424(b)(2)
Registration Statement No. 333-123972

PROSPECTUS SUPPLEMENT (To Prospectus dated September 25, 2007)
15,000 American Depositary Shares, Series U
The Royal Bank of Scotland Group plc
Representing
15,000 Non-cumulative Dollar Preference Shares, Series U
(Nominal value of $.01 each)

We are issuing non-cumulative Dollar Preference Shares, Series U, or Series U preference shares, which will be sold in the form of American Depositary Shares, Series U, or Series U ADSs.

Dividends on the Series U preference shares will accrue at a rate of 7.640% per annum on the liquidation preference of $100,000 per preference share from (and including) the date of issue of the Series U preference shares (the “issue date”) to (but excluding) September 29, 2017 (the “first redemption date”). Dividends will be payable out of our distributable profits in U.S. dollars semi-annually in arrears on March 31 and September 30 of each year (each a “semi-annual dividend payment date”), commencing on March 31, 2008 and ending on the first redemption date. The dividend on each Series U preference share will therefore amount to $3,820 semi-annually during this period, except that the dividend in respect of the period from (and including) the issue date to (but excluding) the first semi-annual dividend payment date will amount to $3,735 per Series U preference share.

From (and including) the first redemption date, non-cumulative preferential dividends will accrue on the Series U preference shares at a variable rate per annum, reset quarterly, of 2.32% per annum plus Three-Month LIBOR. After the first redemption date, dividends will be payable out of our distributable profits in U.S. dollars quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each a “quarterly dividend payment date” and, together with each semi-annual dividend payment date, each a “dividend payment date”).

We may redeem the Series U preference shares, at our option, in whole (but not in part) on the first redemption date, or any quarterly dividend payment date falling on or around any tenth anniversary thereafter, at a redemption price of $100,000 per Series U preference share plus the dividends otherwise payable for the then-current dividend period accrued to (but excluding) the redemption date. We may also redeem the Series U preference shares in whole (but not in part) at any time during the period from (and including) December 31, 2012 to (but excluding) the first redemption date and thereafter on any quarterly dividend payment date at a redemption price of $100,000 per Series U preference share plus dividends accrued for the then-current dividend period if the U.K. Financial Services Authority has confirmed to us that the Series U preference shares are no longer of the type eligible for inclusion in our Tier 1 Capital (as defined in this prospectus supplement) on a solo and/or consolidated basis.

If we are wound up or liquidated, you will be entitled to receive a liquidation preference of $100,000 per Series U preference share plus accrued dividends for the then-current dividend period accrued to (but excluding) the date of payment, but only after we have paid all of our debts and other liabilities to our creditors and to holders of any of our capital shares that are senior to the Series U preference shares.

Investing in the Series U preference shares or Series U ADSs involves risks. See “Risk Factors” beginning on page S-5.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement and accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

	Per ADS	Total

Public offering price(1)	$100,000	$1,500,000,000
Underwriting discount	$1,000	$15,000,000
Proceeds to us (before expenses)	$99,000	$1,485,000,000

(1)	Plus accrued dividends, if any, from the issue date.

We expect that the Series U ADSs will be ready for delivery in New York, New York on or about October 4, 2007.

Joint Lead Managers and Joint Bookrunners

MERRILL LYNCH & CO.	RBS GREENWICH CAPITAL

Senior Co-Managers

Goldman, Sachs & Co.	Lehman Brothers

Junior Co-Managers

Banc of America Securities LLC	Wachovia Securities

September 26, 2007

Prospectus Supplement

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

In this prospectus supplement, we use the following terms:

•	“ABN AMRO” means ABN AMRO Holding N.V.,

•	“ABN AMRO ADSs” means the ABN AMRO American depositary shares, each of which represents one ABN AMRO ordinary share,

•	“ABN AMRO Businesses” is defined under “The ABN AMRO Offer” in this prospectus supplement,

•	“ABN AMRO Group” refers to ABN AMRO and its subsidiaries,

•	“ABN AMRO ordinary shares” means the ordinary shares, nominal value of €0.56 per share, of ABN AMRO,

•	“Bank of America Agreement” refers to the Purchase and Sale Agreement, dated as of April 22, 2007, between Bank of America and ABN AMRO Bank in respect of ABN AMRO North America Holding Company, the holding company for LaSalle Bank Corporation, including the subsidiaries LaSalle N.A. and LaSalle Midwest N.A., including any amendment thereto,

•	“Citizens” means Citizens Financial Group, Inc.,

•	“Consortium and Shareholders’ Agreement” refers to the consortium and shareholders’ agreement entered into by the Consortium Banks and RFS Holdings,

•	“Consortium Banks” means Fortis, RBSG and Santander, collectively, and, if the context so requires, their affiliates and RFS Holdings; and “Consortium Bank” means any of them individually,

•	“Fortis” means Fortis N.V. and Fortis SA/NV and the group of companies owned and/or controlled by Fortis N.V. and Fortis SA/NV,

•	“Group” means The Royal Bank of Scotland Group plc and its subsidiaries,

•	“Offer” means the offer by RFS Holdings open to all holders of ABN AMRO ordinary shares who are located outside of the United States, the offer by RFS Holdings open to all holders of ABN AMRO ordinary shares who are U.S. holders (within the meaning of Rule 14d-1(d) under the Securities Exchange Act of 1934, as amended) and the offer by RFS Holdings open to all holders of ABN AMRO ADSs, wherever located,

•	“RBS Greenwich Capital” means Greenwich Capital Markets, Inc.,

•	“RBSG ordinary shares” means the ordinary shares, nominal value £0.25 per share, of RBSG,

•	“RBS plc” means The Royal Bank of Scotland plc,

•	“RBSG”, “we”, “us” or “our” refers to The Royal Bank of Scotland Group plc (except as the context may otherwise require, in which case such reference includes our subsidiaries),

•	“RFS Holdings” means RFS Holdings B.V.,

•	“Santander” means Banco Santander Central Hispano, S.A.,

•	“Transaction” means the proposed acquisition by RFS Holdings of ABN AMRO pursuant to the Offer and the reorganization of ABN AMRO and its subsidiaries following completion of the Offer as further described in our Form F-4, which we initially filed with the SEC on July 20, 2007, as further amended, and

•	“Ulster Bank” means Ulster Bank Group.

FORWARD-LOOKING STATEMENTS

From time to time, we may make statements regarding our assumptions, projections, expectations, intentions or beliefs about future events, including statements relating to the Transaction included in this prospectus supplement. These statements constitute “forward-looking statements” for purposes of the Private Securities Litigation Reform Act of 1995. We caution that these statements may and often do vary materially from actual results. Accordingly, we cannot assure you that actual results will not differ materially from those expressed or implied by the forward-looking statements. You should read the sections entitled “Forward-looking statements” in our Annual Report on Form 20-F for the year ended December 31, 2006, in our Form 6-K with our interim financial results for the six months ended June 30, 2007 and in our Form 6-K containing certain pro forma unaudited condensed combined financial information and the related notes thereto in relation to the proposed acquisition of ABN AMRO and in any subsequent Form 6-K that will include updated or revised pro forma financial information (“Pro Forma Financial Information”), which are incorporated by reference herein.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, forward-looking events discussed in this prospectus supplement and/or the accompanying prospectus or any information incorporated by reference, might not occur.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, semiannual, and special reports and other information with the Securities and Exchange Commission, which we refer to as the SEC. You may read and copy any document that we file with the SEC at the Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, U.S.A. You can call the SEC on 1-800-SEC-0330 for further information on the Public Reference Room. The SEC’s website, at http://www.sec.gov, contains reports and other information in electronic form that we have filed.

The SEC allows us to incorporate by reference in our prospectus the information that we file with the SEC. This permits us to disclose important information to you by referring you to those documents. Any information referred to in this way is considered part of this prospectus supplement and accompanying prospectus, and any information that we file with the SEC after the date of this prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference (i) our Annual Report on Form 20-F for the year ended December 31, 2006, which we filed with the SEC on April 24, 2007, (ii) a Form 6-K with our interim financial results for the six months ended June 30, 2007, which we furnished to the SEC on August 15, 2007, (iii) a Form 6-K furnished to the SEC on September 25, 2007 containing the Pro Forma Financial Information and (iv) any subsequent Form 6-K furnished to the SEC containing updated or revised Pro Forma Financial Information. See also “Where You Can Find More Information” and “Incorporation of Documents by Reference” in the accompanying prospectus.

You are advised that the Pro Forma Financial Information incorporated by reference herein has been derived from Amendment No. 5 to our Registration Statement on Form F-4 filed with the SEC on September 24, 2007 (“Amendment No. 5”). This Registration Statement has not yet been declared effective by the SEC and remains subject to review and comment by the SEC until such date as it is declared effective. As a result of such review and comment and as a consequence of changes to relevant share prices, interest rates and currency exchange rates during the intervening periods, any amendments to the Registration Statement subsequent to Amendment No. 5 are expected to amend, supplement or revise the Pro Forma Financial Information.

USE OF PROCEEDS

We will use the net proceeds from the sale of the Series U preference shares, estimated to be approximately $1,484.5 million after the deduction of estimated fees and expenses, to fund in part the cash portion of the Offer attributable to RBSG, to strengthen our capital base and for general corporate purposes.

We may issue other securities, including preference shares, in connection with financing the portion of the Offer which is attributable to RBSG.

RISK FACTORS

Investing in the securities offered using this prospectus supplement and accompanying prospectus involves risk. You should carefully consider the following factors and the other information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein before deciding to invest in the Series U ADSs or Series U preference shares. If any of these risks occurs, our business, financial condition, and results of operations could suffer, and the trading price and liquidity of the Series U ADSs or Series U preference shares could decline, in which case you could lose part or all of your investment.

Risks Related to Our Business

Set out below are certain risk factors which could affect our future results and cause them to be materially different from expected results. Our results could also be affected by competition and other factors.

Our business and earnings are affected by general business and geopolitical conditions.

Our performance is influenced by economic conditions particularly in the United Kingdom, United States and Europe. Downturns in these economies could result in a general reduction in business activity and a consequent loss of income for us. It could also cause a higher incidence of credit losses and losses in our trading portfolios. Geopolitical conditions can also affect our earnings. Terrorist acts and threats and the response of governments in the United Kingdom, United States and elsewhere to them could affect the level of economic activity. Our business is also exposed to the risk of business interruption and economic slowdown following the outbreak of a pandemic.

Our financial performance is affected by borrower credit quality.

Risks arising from changes in credit quality and the recoverability of loans and amounts due from counterparties are inherent in a wide range of our businesses. Adverse changes in the credit quality of our borrowers and counterparties or a general deterioration in the United Kingdom, United States, European or global economic conditions, or arising from systemic risks in the financial systems, could affect the recoverability and value of our assets and require an increase in our provision for impairment losses and other provisions.

Changes in interest rates, foreign exchange rates, equity prices and other market factors affect our business.

The most significant market risks we face are interest rate, foreign exchange and bond and equity price risks. Changes in interest rate levels, yield curves and spreads may affect the interest rate margin realized between lending and borrowing costs. Changes in currency rates, particularly in the sterling-dollar and sterling-euro exchange rates, affect the value of assets and liabilities denominated in foreign currencies and affect earnings reported by our non-U.K. subsidiaries, mainly Citizens, RBS Greenwich Capital and Ulster Bank, and may affect income from foreign exchange dealing. The performance of financial markets may cause changes in the value of our investment and trading portfolios. We have implemented risk management methods to mitigate and control these and other market risks to which we are exposed. However, it is difficult to predict with accuracy changes in economic or market conditions and to anticipate the effects that such changes could have on our financial performance and business operations.

Our insurance businesses are subject to inherent risks involving claims.

Future claims in our general and life assurance business may be higher than expected as a result of changing trends in claims experience resulting from catastrophic weather conditions, demographic developments, changes in mortality rates and other causes outside our control. Such changes would affect the profitability of current and future insurance products and services. We re-insure some of the risks we have assumed.

Operational risks are inherent in our businesses.

Our businesses are dependent on the ability to process a very large number of transactions efficiently and accurately. Operational losses can result from fraud, errors by employees, failure to document transactions properly or to obtain proper authorization, failure to comply with regulatory requirements and Conduct of Business Rules, equipment failures, natural disasters or the failure of external systems, for example, those of our suppliers or counterparties. Although we have implemented risk controls and loss mitigation actions, and substantial resources are devoted to developing efficient procedures and to staff training, it is only possible to be reasonably, but not absolutely, certain that such procedures will be effective in controlling each of the operational risks faced by us.

Each of our businesses is subject to substantial regulation and regulatory oversight. Any significant regulatory developments could have an effect on how we conduct our business and on the results of operations.

We are subject to financial services laws, regulations, administrative actions and policies in each location in which we operate. This supervision and regulation, in particular in the United Kingdom and the United States, if changed, could materially affect our business, the products and services offered or the value of assets.

Future growth in our earnings and shareholder value depends on strategic decisions regarding organic growth and potential acquisitions.

We devote substantial management and planning resources to the development of strategic plans for organic growth and identification of possible acquisitions, supported by substantial expenditure to generate growth in customer business. If these strategic plans do not reach completion in a timely manner or on a cost effective basis or do not otherwise meet with success, our earnings could grow more slowly or decline.

The risk of litigation is inherent in our operations.

In the ordinary course of our business, legal actions, claims against and by us and arbitrations arise; the outcome of such legal proceedings could affect our financial performance.

We are exposed to the risk of changes in tax legislation and its interpretation and to increases in the rate of corporate and other taxes in the jurisdictions in which we operate.

Our activities are subject to tax at various rates around the world computed in accordance with local legislation and practice. Action by governments to increase tax rates or to impose additional taxes would reduce our profitability. Revisions to tax legislation or to its interpretation might also affect our results in the future.

Governmental policy and regulation may have an adverse effect on our results.

Our businesses and earnings can be affected by the fiscal or other policies and other actions of various governmental and regulatory authorities in the United Kingdom, the European Union, the United States and elsewhere.

There is continuing political and regulatory scrutiny of the operation of the retail banking and consumer credit industries in the United Kingdom and elsewhere. The nature and impact of future changes in policies and regulatory action are not predictable and are beyond our control, but could have an adverse impact on our businesses and earnings.

In the European Union, these regulatory actions included an inquiry into retail banking in all of the then 25 member states by the European Commission’s Directorate General for Competition. The inquiry examined retail banking in Europe generally. On January 31, 2007, the European Commission announced that barriers to competition in certain areas of retail banking, payment cards and payment systems in the European Union had been identified. The European Commission indicated that it will use its powers to address these barriers and will encourage national competition authorities to enforce European and national competition laws where appropriate. Any action taken by the European Commission and national competition authorities could have an adverse impact on our payment cards and payment systems businesses and on our retail banking activities in the European Union countries in which we operate.

In the United Kingdom in September 2005, the Office of Fair Trading (“OFT”) received a super-complaint from the Citizens Advice Bureau relating to payment protection insurance, or PPI. As a result, the OFT commenced a market study on PPI in April 2006. In October 2006, the OFT announced the outcome of the market study and, on February 7, 2007, following a period of consultation, the OFT referred the PPI market to the U.K. Competition Commission for an in-depth inquiry. This inquiry could continue for up to two years. Also, in October 2006, the U.K. Financial Services Authority published the outcome of its broad industry thematic review of PPI sales practices in which it concluded that some institutions fail to treat customers fairly.

In April 2006, the OFT commenced a review of the undertakings given following the conclusion of the Competition Commission Inquiry in 2002 into the supply of banking services to small and medium enterprises, or SMEs.

The OFT has carried out investigations into Visa and MasterCard credit card interchange rates. The decision by the OFT in the MasterCard interchange case was set aside by the Competition Appeals Tribunal in June 2006. The OFT’s investigations in the Visa interchange case and a second MasterCard interchange case are ongoing. The outcome is not known, but these investigations may have an impact on the consumer credit industry in general and, therefore on our business in this sector. On February 9, 2007, the OFT announced that it was expanding its investigation into interchange rates to include debit cards.

On September 7, 2006, the OFT announced that it had decided to undertake an investigation of the application of its statement on credit card fees to current account unauthorized overdraft fees. The investigation was completed in March 2007. On March 29, 2007, the OFT announced its decision to conduct a formal in-depth investigation into the fairness of bank current account charges. On April 26, 2007, the OFT announced a formal market study into personal current accounts in the United Kingdom. The study will focus on the impact of free-if-in-credit current accounts on competition and whether they deliver value to consumers. The OFT expects to complete the market study by the end of 2007. In common with other banks in the United Kingdom, we have received claims from customers in respect of current account administrative charges. Our financial performance could be adversely affected if, by legal process or regulatory action, such charges are determined to be, in whole or in part, penalties or unfair.

On January 26, 2007, the U.K. Financial Services Authority issued a Statement of Good Practice relating to Mortgage Exit Administration Fees. On March 1, 2007, the Group adopted a policy of charging all customers the fee applicable at the time the customers took out the mortgage. In addition, any customers who had previously been charged a higher fee than was applicable at the time they took out the mortgage and who complained were refunded the difference in fees. This approach was one of the options recommended by the U.K. Financial Services Authority.

On April 26, 2007, the Office of Rail Regulation referred the leasing of rolling stock for franchised passenger services and the supply of related maintenance services in Great Britain to the U.K. Competition Commission for an inquiry lasting up to two years. The Group includes the Angel Trains group, a rolling stock leasing business operating in this market.

On May 15, 2007, the U.K. Competition Commission published its final report into the supply of personal current account banking services in Northern Ireland. It is anticipated that a statutory instrument implementing the remedies set out in the report will be made in October 2007. The Group includes Ulster Bank, which is active in the Northern Ireland current account market.

Other areas where changes could have an adverse impact include:

•	the monetary, interest rate and other policies of central banks and regulatory authorities;

•	general changes in government or regulatory policy or changes in regulatory regimes that may significantly influence investor decisions in particular markets in which we operate or may increase the costs of doing business in those markets;

•	other general changes in the regulatory requirements, such as prudential rules relating to the capital adequacy framework;

•	changes in competition and pricing environments;

•	further developments in the financial reporting environment;

•	expropriation, nationalization, confiscation of assets and changes in legislation relating to foreign ownership; and

•	other unfavorable political, military or diplomatic developments producing social instability or legal uncertainty which, in turn, may affect demand for our products and services.

Risks Related to the Transaction

The consummation of the Offer is subject to the satisfaction or waiver of certain Offer conditions, all of which, except for the minimum acceptance condition and the government and regulatory approvals conditions, must be either satisfied or waived prior to the expiration of the Offer period. There can be no assurance that the Offer conditions will be satisfied or waived and that we will complete the acquisition of the ABN AMRO Businesses.

The consummation of the Offer is subject to the satisfaction or waiver of certain Offer conditions, all of which, except for the minimum acceptance condition and the government and regulatory approvals conditions, must be either satisfied or waived prior to the expiration of the Offer period (as such Offer period may be extended in accordance with applicable law and regulation). These conditions include (i) acceptance of the Offer by the holders of at least 80% of the ABN AMRO ordinary shares, calculated on a fully diluted basis, (ii) the completion of the sale of LaSalle Bank Corporation (“LaSalle”) and the retention of the proceeds therefrom within the ABN AMRO Group, (iii) the absence of a material adverse change in respect of the business, cash flow, financial or trading position, assets, profits, operational performance, capitalization, prospects or activities of either the ABN AMRO Group, RFS Holdings or any of the Consortium Banks, (iv) the absence of a material adverse change in national or international capital markets, financial, political or economic conditions, currency exchange rates or exchange controls, (v) the absence of material litigation or other proceedings, (vi) the absence of injunctions or other restrictions on the consummation of the Offer, (vii) the granting of all necessary regulatory approvals and (viii) the declaration by the European Commission that the concentrations resulting from the Transaction are compatible with the competition and antitrust rules of the common market (each Offer condition, an “Offer Condition” and, collectively, the “Offer Conditions”). There can be no assurance that any or all of the Offer Conditions will be satisfied or waived. In addition, the Offer is subject to a competing offer by Barclays plc (“Barclays”). There can be no assurance that the Offer will be consummated and the acquisition of the ABN AMRO Businesses will be completed.

Obtaining required regulatory approvals may delay completion of the Transaction, and compliance with conditions and obligations imposed in connection with regulatory approvals could adversely affect our businesses and the businesses of ABN AMRO.

The Transaction will require various approvals or consents from, among others, the Dutch Minister of Finance (Minister van Financiën) and the Dutch Central Bank, as the case may be, the U.K. Financial Services Authority, the Bank of Spain, the European Commission and various other antitrust authorities outside the European Union, other bank regulatory, securities, insurance and other regulatory authorities worldwide. RFS Holdings and the Consortium Banks have made all the necessary filings for the approval of the change of control of ABN AMRO with their home regulators, in so far as these are required, and have made substantially all other applications for regulatory change of control approval. Approval has been requested from, amongst others, the U.K. Financial Services Authority, the Dutch Minister of Finance (Minister van Financiën), the Spanish Securities Market Commission (Comisión Nacional del Mercado de Valores), and the Belgian

Banking, Finance and Insurance Commission (Commission Bancaire, Financière et des Assurances). In a number of jurisdictions, including the Netherlands and the United Kingdom, such approvals have already been granted. Other than approvals by competition and anti-trust authorities, obtaining regulatory approval for the reorganization (as opposed to the acquisition) of ABN AMRO is not a condition to the Offer. Accordingly, formal consent from bank regulators for the subsequent proposed restructuring has not yet been applied for in most jurisdictions where regulatory consent is required. The governmental entities from which these approvals are required, including the Dutch Central Bank, may refuse to grant such approval, or, may impose conditions on, or require divestitures or other changes in connection with, the completion of the Transaction. These conditions or changes could have the effect of delaying completion of the Transaction, reducing the anticipated benefits of the Transaction or imposing additional costs on us or limiting our revenues following completion of the Transaction, any of which might have a material adverse effect on our business, results of operations, financial condition or prospects after completion of the Transaction. In order to obtain these regulatory approvals, the Consortium Banks may have to divest, or commit to divesting, certain of the businesses of ABN AMRO and/or the Consortium Banks to third parties. In addition, we may be required to make other commitments to regulatory authorities. These divestitures and other commitments, if any, may have an adverse effect on our business, results of operations, financial condition or prospects after the completion of the Transaction.

Following completion of the Offer and insofar as not already obtained, regulatory approvals for the reorganization of the ABN AMRO Group will be sought from the relevant regulators once the Consortium Banks have obtained the necessary information to be able to prepare and complete the approval applications. While the Consortium Banks will be aiming to obtain these regulatory approvals as soon as practicable following completion of the Offer, the period from completion of the Offer to receipt of such approvals for the reorganization will be largely dependent on the time required to obtain the necessary information to submit the applications for approval, the duration of the relevant regulatory review process and effects of any conditions imposed on the reorganization by any regulator. There could therefore be a delay in completing the reorganization, reducing the anticipated benefits of the Transaction or imposing additional costs on us or limiting our revenues following completion of the Transaction, any of which might have a material adverse effect on our business, results of operations, financial condition or prospects after completion of the Transaction.

Certain jurisdictions claim jurisdiction under their competition or antitrust laws in respect of acquisitions or mergers that have the potential to affect their domestic marketplace. A number of these jurisdictions may claim to have jurisdiction to review the Transaction. Such investigations or proceedings may be initiated and, if initiated, may have an adverse effect on our business, results of operations, financial condition or prospects after the completion of the Transaction.

The information relating to ABN AMRO contained in this prospectus supplement is derived primarily from publicly available information which we have been unable independently to verify. As a result, our estimates of the impact of the Transaction on the Pro Forma Financial Information incorporated by reference in this prospectus supplement may be incorrect.

The information about ABN AMRO included in this prospectus supplement or incorporated by reference in this prospectus supplement, including all ABN AMRO financial information, is derived primarily from information made publicly available by ABN AMRO, including periodic and other reports which ABN AMRO has filed with or furnished to the SEC. While we have no knowledge that would indicate that any statements included in this prospectus supplement based upon information contained in such reports filed with or furnished to the SEC are inaccurate, incomplete or untrue, we were not involved in the preparation of such reports and, therefore, we cannot verify the accuracy, completeness or truth of the information obtained from such reports or any failure by ABN AMRO to disclose events that may have occurred, but that are unknown to us, that may affect the significance or accuracy of the information contained in such reports. In addition, we do not have the information necessary to verify independently certain adjustments and assumptions, and therefore did not verify such adjustments and assumptions, with respect to ABN AMRO’s financial information in preparing the Pro Forma Financial Information incorporated by reference in this prospectus supplement.

Any financial information regarding ABN AMRO that may be detrimental to us (including, after the completion of the Transaction, the ABN AMRO Businesses) and that has not been publicly disclosed by ABN AMRO, may have an adverse effect on the benefits we expect to achieve in the Transaction.

The uncertainties about the effects of the Offer and any competing offers could materially and adversely affect the business and operations of ABN AMRO.

Uncertainty about the effects of the Offer and any competing offers on employees, partners, regulators and customers may materially and adversely affect the business and operations of ABN AMRO. These uncertainties could cause customers, business partners and other parties that have business relationships with ABN AMRO to defer the consummation of other transactions or other decisions concerning ABN AMRO’s business, or to seek to change existing business relationships with ABN AMRO. In addition, employee retention at ABN AMRO may be challenging until the Offer is completed.

We may fail to realize the business growth opportunities, revenue benefits, cost savings and other benefits anticipated from, or may incur unanticipated costs associated with, the Transaction and our results of operations, financial condition and the price of our securities may suffer.

There is no assurance that our acquisition of the ABN AMRO Businesses will achieve the business growth opportunities, revenue benefits, cost savings and other benefits we anticipate. We believe the Offer consideration is justified in part by the business growth opportunities, revenue benefits, cost savings and other benefits we expect to achieve by combining our operations with the ABN AMRO Businesses. However, these expected business growth opportunities, revenue benefits, cost savings and other benefits may not develop and other assumptions upon which the Consortium Banks determined the Offer consideration may prove to be incorrect, as, among other things, such assumptions were based on publicly available information.

In particular, the reorganization plan currently contemplated may have to be modified as a result of employee consultations and approvals, which may delay its implementation. We may also face challenges with the following: obtaining the required approvals of various regulatory agencies, any of which could refuse or impose conditions or restrictions on its approval; retaining key employees; redeploying resources in different areas of operations to improve efficiency; minimizing the diversion of management attention from ongoing business concerns; and addressing possible differences between our business culture, processes, controls, procedures and systems and those of the ABN AMRO Businesses that we will acquire. In addition, because the Consortium Banks have had access only to publicly available information regarding ABN AMRO’s tax situation and structure, unanticipated substantial tax costs may be incurred in the implementation of the reorganization plan.

The complex nature of the reorganization plan and the level of cooperation required among the Consortium Banks could have adverse consequences for the Transaction and our ability to realize benefits therefrom.

Although the Consortium and Shareholders’ Agreement provides a mechanism for assets to be re-allocated or transferred between the Consortium Banks where it is established that any asset is held by or will be held by the wrong Consortium Bank, disputes may otherwise arise in implementing the Consortium and Shareholders’ Agreement. Such disputes would be resolved in accordance with the dispute resolution processes set out in the Consortium and Shareholders’ Agreement. While these processes have been designed to resolve any disagreements swiftly, such disputes could result in delay to implementation of the reorganization.

Under any of these circumstances, the business growth opportunities, revenue benefits, cost savings and other benefits anticipated by us to result from the reorganization may not be achieved as expected, or at all, or may be delayed. To the extent that we incur higher integration costs or achieve lower revenue benefits or fewer cost savings than expected, our results of operations, financial condition and the price of our securities may suffer.

The Consortium Banks may become subject to unknown liabilities of ABN AMRO, which may have an adverse effect on our financial condition and results of operations.

In making the Offer and determining its terms and conditions, the Consortium Banks used publicly available information relating to ABN AMRO, including periodic and other reports for ABN AMRO, filed with or furnished to the SEC on Form 20-F and Form 6-K. This information has not been subject to comment or verification by ABN AMRO, the Consortium Banks or their respective directors. In addition, the Consortium Banks were able to carry out only a limited due diligence exercise in respect of the business of ABN AMRO. As a result, after the completion of the Offer, we may be subject to unknown liabilities of ABN AMRO, which may have an adverse effect on our financial condition and results of operations.

Consummation of the Offer may result in adverse tax consequences resulting from a change of ownership of ABN AMRO.

The Consortium Banks have had access only to publicly available information concerning ABN AMRO’s tax situation. It is possible that the consummation of the Offer may result in adverse tax consequences arising from a change of ownership of ABN AMRO and its subsidiaries. The tax consequences of a change of ownership of a corporation can lead to an inability to carry-over certain tax relief and other tax benefits, including, but not limited to, tax losses and tax credits. Moreover, a change of ownership may result in other tax costs not normally associated with the ordinary course of business. Such other tax costs include, but are not limited to, stamp duties, land transfer taxes, franchise taxes and other levies. In addition, consummation of the Offer will result in our becoming, through RFS Holdings, the holding company of ABN AMRO and certain of its subsidiaries. There are differences between the U.K. and Dutch tax regimes for holding companies. These differences could result in additional tax being paid in the United Kingdom in respect of the profits of the relevant businesses of ABN AMRO as a result of their acquisition by a U.K. resident company.

Change of control provisions in ABN AMRO’s agreements may be triggered upon the completion of the Offer, upon RFS Holdings’ acquisition of ABN AMRO or upon the completion of the reorganization and may lead to adverse consequences for us, including the loss of significant contractual rights and benefits, the termination of joint venture and/or licensing agreements or the requirement to repay outstanding indebtedness.

ABN AMRO may be a party to joint ventures, licenses and other agreements and instruments that contain change of control provisions that will be triggered upon the completion of the Offer, upon RFS Holdings’ acquisition of ABN AMRO or upon completion of the reorganization of ABN AMRO as part of the Transaction. ABN AMRO has not provided the Consortium Banks with copies of any of the agreements to which it is party, and these agreements are not generally publicly available. Agreements with change of control provisions typically provide for or permit the termination of the agreement upon the occurrence of a change of control of one of the parties or, in the case of debt instruments, require repayment of all outstanding indebtedness. If, upon review of these agreements after completion of the Offer, the Consortium Banks determine that such provisions can be waived by the relevant counterparties, the Consortium Banks will consider whether to seek these waivers. In the absence of these waivers, the operation of the change of control provisions, if any, could result in the loss of material contractual rights and benefits, the termination of joint venture agreements and licensing agreements or the requirement to repay outstanding indebtedness.

In addition, employment agreements with members of ABN AMRO senior management and other ABN AMRO employees may contain change of control provisions providing for compensation to be paid in the event the employment of these employees is terminated, either by ABN AMRO or by those employees, following the completion of the Offer, RFS Holdings’ acquisition of ABN AMRO or completion of the reorganization. Such employment agreements may also contain change of control provisions providing for compensation to be paid following the occurrence of such events even if the employment is not terminated. We have taken into account potential payments arising on the operation of change of control provisions, including compensation arising on change of control provisions in employment agreements but such payments may exceed our expectations.

Risks Related to the Series U ADSs and Series U preference shares

Dividends on the Series U preference shares are discretionary and may not be declared and paid in full or at all if our board of directors or an authorized committee thereof resolves not to pay dividends in respect of any dividend payment date.

Our board of directors or an authorized committee thereof (in either case referred to herein as the board of directors) may resolve, in its sole and absolute discretion, prior to the relevant dividend payment date not to pay in full or at all dividends on the Series U preference shares. To the extent that any dividend or part thereof is, on any occasion, not declared and paid by reason of the exercise of such discretion, holders of Series U preference shares or Series U ADSs shall have no claim in respect of such non-payment.

If we do not make full payments in respect of certain other securities we have issued, including a number of series of our non-cumulative preference shares, we are not, under the terms of those securities, permitted to (i) pay dividends on the Series U preference shares until such time as we set aside an amount sufficient to pay in full amounts payable in respect of such securities on the next payment date(s) or (ii) redeem the Series U preference shares until such time as we have made full payments in respect of such securities for a period of 12 months.

Dividends on the Series U preference shares are non-cumulative and will not be declared and paid in full if certain requirements relating to our capital levels and other conditions are not satisfied. If our financial condition were to deteriorate, you could lose all or a part of your investment.

In addition to the discretion not to declare a dividend for any reason as described above, our board of directors will not declare and pay in full the dividends on any series of preference shares if, in the opinion of the board of directors, payment of the dividend would cause a breach of applicable capital adequacy requirements of the U.K. Financial Services Authority or if we do not have sufficient distributable profits.

If our board of directors does not pay a dividend or any part thereof payable on a dividend payment date in respect of any Series U preference shares for any reason, then holders of such preference shares or Series U ADSs will have no claim in respect of such non-payment and we will have no obligation to pay the dividend accrued for the dividend period or to pay any interest on the dividend, whether or not dividends on the Series U preference shares are declared for any future dividend period. Holders of Series U preference shares or Series U ADSs will have no right to participate in our profits.

If our financial condition were to deteriorate, you might not receive dividends on the Series U preference shares. If we liquidate, dissolve or wind up, you could lose all or part of your investment.

We may substitute the Series U preference shares in whole, but not in part, with Qualifying Non-Innovative Tier 1 Securities, at any time without any requirement for consent or approval of the holders of the Series U preference shares.

Subject to certain conditions, including compliance with our Articles of Association, the provisions of the Companies Act 1985 (as amended) and all other laws and regulations applying to us and to the prior consent of the U.K. Financial Services Authority (if required), we may substitute the Series U preference shares in whole, but not in part, with Qualifying Non-Innovative Tier 1 Securities (as defined under “Certain Terms of the Series U Preference Shares — Substitution”). In issuing the Qualifying Non-Innovative Tier 1 Securities in substitution for the Series U preference shares, our board of directors or an authorized committee thereof will have discretion to determine whether the Qualifying Non-Innovative Tier 1 Securities have the same material terms as the Series U preference shares and will be under no obligation to seek the views or consult with the holders of such preference shares or other third parties. Holders of the Series U preference shares may be adversely affected by any such substitution.

You are also advised that any such substitution, which would involve a redemption of the Series U preference shares and the mandatory application of the proceeds thereof to the purchase of Qualifying Non-Innovative Tier 1 Securities, could occur prior to the first redemption date. Although we will undertake in the terms of issue of the Series U preference shares to pay the costs and expenses associated with such substitution, as well as any stamp duty reserve taxes, capital duties, stamp duties or similar taxes payable in the United Kingdom arising on the allotment and issue of the Qualifying Non-Innovative Tier 1 Securities (including, if applicable, their deposit with the ADR depositary under the ADR deposit agreement), we will not be obliged to pay, and each holder of the Series U preference shares must pay, (i) any other taxes, stamp duty reserve taxes and capital, stamp, issue and registration duties arising in connection with the relevant substitution and (ii) all, if any, taxes arising by reference to any disposal or deemed disposal of a Series U preference share in connection with the relevant substitution. You should therefore be aware that there will not be any cash proceeds of such redemption available to you to fund any tax liability that you may incur in connection with such substitution.

Furthermore, you are advised that we will be permitted (but not required) to include in the terms of the Qualifying Non-Innovative Tier 1 Securities (to be issued upon any substitution of the Series U preference shares) the ability to redeem the Qualifying Non-Innovative Tier 1 Securities prior to the first redemption date in the circumstances and on the basis (including, but without limitation, relating to tax and capital adequacy) substantially similar to the circumstances in which, and the basis on which, securities issued by companies then regulated by the U.K. Financial Services Authority and comprising tax-deductible Innovative Tier 1 Capital may then be redeemed.

The United States federal income tax consequences of a substitution are uncertain.

If we substitute the Series U preference shares or Series U ADSs with Qualifying Non-Innovative Tier 1 Securities, the United States federal income tax consequences of such substitution are uncertain because such consequences will depend on all of the terms and conditions of such Qualifying Non-Innovative Tier 1 Securities. In general, such substitution will likely be a taxable exchange for United States federal income tax purposes, unless a specific exception applies. In the event that such a substitution does constitute a taxable exchange, a U.S. Holder would recognize gain or loss and have to include amounts in taxable income for United States federal tax purposes on such a substitution and pay tax thereon, even though no cash will actually be distributed to holders pursuant to a substitution. It is not possible to describe the United States federal income tax consequences to holders of receiving, holding or disposing of Qualifying Non-Innovative Tier 1 Securities until the terms and conditions of such securities are established. Prospective holders should refer to the section entitled “Certain U.S. Federal and U.K. Tax Consequences — Taxation of Capital Gains”. Prospective holders should consult with their own tax advisor about the potential tax consequences to them of a substitution and of receiving, holding, and disposing of Qualifying Non-Innovative Tier 1 Securities.

An active market for the Series U ADSs may fail to develop or may not be sustainable.

Prior to the offering, there has been no trading market for the Series U ADSs or Series U preference shares. We cannot assure you that an active or liquid market will develop or be sustainable for the Series U ADSs or Series U preference shares. Therefore, investors may not be able to sell their Series U preference shares or Series U ADSs easily or at prices that will provide them with a yield comparable to similar investments that have a developed secondary market. Illiquidity may have a material adverse effect on the market value of the Series U preference shares or Series U ADSs.

Credit ratings may not reflect all risks associated with an investment in the Preference Shares.

The Preference Shares are expected, on issue, to be rated “Aa3” by Moody’s Investors Service, Inc. (“Moody’s”), “A” by Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc. (“Standard & Poor’s”) and “AA” by Fitch Ratings Ltd. (“Fitch”). The ratings may not reflect the potential impact of all risks related to structure, market, the completion of the Transaction, additional factors discussed above and other factors that may affect the Preference Shares, including the effect of the Transaction on us after its completion. A rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency.

CAPITALIZATION OF THE GROUP

The following table shows the Group’s authorized and allotted, called-up and fully paid share capital as at June 30, 2007.

	Allotted, Called-
	Up and Fully Paid	Authorized
	£m	£m

Ordinary shares of £0.25 each	2,364	2,879
Non-voting deferred shares of £0.01 each	27	323
Additional value shares of £0.01 each	—	27
Preference shares	2	528

The authorized ordinary share capital of the Group as at June 30, 2007 was £2,879 million, consisting of 11,514 million ordinary shares of £0.25 each.

The authorized preference share capital of the Group as at June 30, 2007 was £528 million, consisting of 419.5 million non-cumulative preference shares of $0.01 each, 3.9 million non-cumulative convertible preference shares of $0.01 each, 66 million non-cumulative preference shares of €0.01 each, 3 million non-cumulative convertible preference shares of €0.01 each, 900 million non-cumulative convertible preference shares of £0.25 each, 1 million non-cumulative convertible preference shares of £0.01 each, 0.9 million cumulative preference shares of £1 each and 300 million non-cumulative preference shares of £1 each.

The allotted, called-up and fully paid preference share capital of the Group as at June 30, 2007 was £2 million, consisting of 244 million non-cumulative preference shares of $0.01 each, 1 million non-cumulative convertible preference shares of $0.01 each, 2.5 million non-cumulative preference shares of €0.01 each, 0.2 million non-cumulative convertible preference shares of £0.01 each and 0.9 million cumulative preference shares of £1 each.

The following table shows the unaudited consolidated shareholders’ equity and indebtedness of the Group as at June 30, 2007 in accordance with International Financial Reporting Standards (“IFRS”).

As at
June 30,
2007
£m

Shareholders’ equity
Ordinary shares	2,364
Non-voting deferred shares	27
Preference shares	—

2,391
Retained income and other reserves	39,153

Total shareholders’ equity	41,544

Group indebtedness
Subordinated liabilities	27,079
Debt securities in issue	95,519

Total indebtedness	122,598

Total capitalization and indebtedness	164,142

Under IFRS, certain preference shares are classified as debt and are included in subordinated liabilities in the table above.

As at June 30, 2007, the Group had total liabilities and equity of £1,011 billion, including deposits by banks of £139 billion and customer accounts of £419 billion.

All of the indebtedness described above or below, except for approximately £31.3 billion of debt securities in issue, is unsecured. None of the indebtedness described above or below is guaranteed.

As at June 30, 2007, the Group had contingent liabilities including guarantees arising in the normal course of business totaling £20,629 million, consisting of guarantees and assets pledged as collateral security of £10,996 million and other contingent liabilities of £9,633 million.

On July 6, 2007, RBS plc redeemed the $350 million and $500 million floating rate subordinated notes, which were included in our subordinated liabilities in the preceding capitalization table.

On July 17, 2007, RBS plc redeemed the €130 million floating rate subordinated notes, which were included in our subordinated liabilities in the preceding capitalization table.

On September 26, 2007, we offered 26,000 non-cumulative euro preference shares, Series 3, with an aggregate liquidation preference of €1,300 million, which are expected to be issued on October 4, 2007.

On September 26, 2007, we offered 750,000 non-cumulative sterling preference shares, Series 1, with an aggregate liquidation preference of £750 million, which are expected to be issued on October 4, 2007.

On September 26, 2007, we offered C$600 million in aggregate principal amount of tier 1 notes, which are expected to be issued on October 4, 2007.

On September 26, 2007, we offered $1,600 million in aggregate principal amount of preferred capital securities, which are expected to be issued on October 4, 2007.

On September 27, 2007, we will issue 64,000,000 non-cumulative dollar preference shares, Series T, with an aggregate liquidation preference of $1,600 million.

Save as disclosed above, there has been no significant change in the contingent liabilities (including guarantees), total capitalization and indebtedness of the Group since June 30, 2007.

THE ABN AMRO OFFER

Overview of the Transaction

The Offer

On July 20, 2007, RFS Holdings, a company jointly owned by the Consortium Banks and controlled by RBSG, commenced the Offer, pursuant to which it will exchange for each ABN AMRO ordinary share and each ABN AMRO ADS validly tendered (i) €35.60 in cash and (ii) 0.296 newly issued RBSG ordinary shares.

As at September 20, 2007, the total value of the Offer consideration was €69.8 billion, based on the closing price of £5.21 for the RBSG ordinary shares on the London Stock Exchange on that date and an exchange rate of €1.00 per £0.6995 published in the Financial Times on September 21, 2007. Under the Offer, we will contribute our consortium proportion of the consideration paid to ABN AMRO shareholders and ABN AMRO ADS holders of €26 billion. The consideration for the ABN AMRO Businesses net of the sale of LaSalle will be €15 billion. The reduction comprises $21 billion in proceeds from the sale of LaSalle less inter-company balances of $6 billion as set out in the Bank of America Agreement.

The Offer is subject to certain conditions customary for transactions of this type, including a minimum acceptance condition of 80% of ABN AMRO ordinary shares and the sale of LaSalle to Bank of America Corporation, with the proceeds from such sale on completion being held by the ABN AMRO Group. Completion of the acquisition of ABN AMRO, should the Offer be successful, is expected to occur in the fourth quarter of 2007.

The Restructuring

In due course following completion of the Offer, RFS Holdings expects to implement an orderly separation of the business units of ABN AMRO whereby we are to acquire the following ABN AMRO business units as defined in ABN AMRO’s Annual Report on Form 20-F for the year ended December 31, 2006, filed with the SEC on April 2, 2007 (the “ABN AMRO 2006 Annual Report”) (the “ABN AMRO Businesses”):

•	Continuing businesses of Business Unit North America following the sale of LaSalle to Bank of America Corporation;

•	Business Unit Global Clients and wholesale clients in the Netherlands (including former Dutch wholesale clients) and Latin America (excluding Brazil);

•	Business Unit Asia (excluding Saudi Hollandi); and

•	Business Unit Europe (excluding Antonveneta).

Certain other assets will continue to be shared by the Consortium Banks (the “Shared Assets”).

The Consortium and Shareholders’ Agreement

The arrangements between Fortis, RBSG, Santander and RFS Holdings in relation to the Transaction are governed by the Consortium and Shareholders’ Agreement, which was entered into on May 28, 2007, was supplemented on September 17, 2007 and may be further amended or supplemented from time to time. The arrangements contemplated by the Consortium and Shareholders’ Agreement include:

•	the funding of RFS Holdings in connection with the Offer;

•	the governance of RFS Holdings both before and after the acquisition of ABN AMRO;

•	each of the Consortium Banks’ equity interests in RFS Holdings;

•	the transfer of certain business units of ABN AMRO, assets and liabilities to the Consortium Banks (or their group members) after the acquisition of ABN AMRO by RFS Holdings;

•	the management and disposal of any businesses, assets and liabilities of ABN AMRO not intended to be transferred to the Consortium Banks;

•	allocation of core Tier 1 capital;

•	further funding obligations of the Consortium Banks after the acquisition of ABN AMRO where funding is required by regulatory authorities in connection with the business units of ABN AMRO; and

•	allocation of taxes and conduct of tax affairs.

Pursuant to the Consortium and Shareholders’ Agreement, the Consortium Banks have agreed to subscribe for shares in RFS Holdings of a sufficient amount to fund the consideration due under the Offer. This funding commitment is split among the Consortium Banks as follows:

•	Fortis: 33.8%,

•	RBSG: 38.3%, and

•	Santander: 27.9%.

Approximately 6% of RFS Holdings’ commitment will be satisfied by the issue of RBSG ordinary shares in connection with the Offer. Upon settlement of the Offer, the Consortium Banks will have shareholdings in RFS Holdings that are equal to their proportionate funding commitments.

Chronology of Key Events Relating to the Offer

On May 29, 2007, the Consortium Banks confirmed the terms of a proposed offer for ABN AMRO, which terms reflected the uncertainty regarding the sale of La Salle to Bank of America.

On July 16, 2007, following a ruling of the Dutch Supreme Court overturning an injunction preventing the sale of La Salle to Bank of America without a shareholder vote, the Consortium Banks issued an announcement confirming their intention to proceed with a revised proposed offer.

On July 18, 2007, ABN AMRO issued a press release acknowledging receipt of the Consortium Banks’ revised proposed offer. In the press release, ABN AMRO confirmed it would discuss the revised proposed offer with the Consortium Banks, and that, under the terms of a merger protocol dated April 23, 2007 between Barclays and ABN AMRO, it would also discuss with Barclays its offer and the implications of the Consortium Banks’ revised proposed offer. ABN AMRO also confirmed that it would assess the proposed offers in a fair and transparent manner and that it had no intention of making any major asset disposals at that time.

On July 20, 2007, RFS Holdings commenced the Offer on the terms described above.

On July 30, 2007, ABN AMRO issued an offer update in which it announced that it was not in a position to recommend either the Offer or Barclays’ offer for ABN AMRO and that it would continue to engage with both parties with the aim of continuing to ensure a level playing field.

On August 13, 2007, the Consortium Banks issued a press release announcing that their aggregate shareholding in ABN AMRO had been increased to 3.25% of voting rights through market purchases made between August 10, 2007 and August 13, 2007 of a total of 40.76 million ABN AMRO ordinary shares.

On September 17, 2007, the Dutch Minister of Finance, in conjunction with the Dutch Central Bank, granted the Consortium Banks the “Declarations of No Objection” which they require in respect of the Offer.

ABN AMRO Businesses to be Acquired by RBSG

Our Plans and Proposals for the ABN AMRO Businesses

The information in respect of the ABN AMRO Businesses set out below is based on publicly available information, including periodic and other reports which ABN AMRO has filed with or furnished to the SEC.

For the purposes of this prospectus supplement, ABN AMRO’s Global Wholesale Businesses consist of Business Unit Global Clients, the wholesale clients in Business Unit Europe (excluding Antonveneta), the wholesale clients in Business Unit Asia, the continuing businesses of Business Unit North America, and wholesale clients in the Netherlands and Latin America (excluding Brazil); and ABN AMRO’s International Retail Businesses consist of the retail activities in Business Unit Asia and Business Unit Europe (excluding Antonveneta).

ABN AMRO’s Global Wholesale Businesses

ABN AMRO has a large wholesale banking business with a global footprint and corporate banking operations in 53 countries. In addition to established positions with large numbers of customer relationships in Europe and the United States, ABN AMRO is present in emerging markets through offices in 11 countries in Asia, five countries in Eastern Europe and seven countries in Latin America.

ABN AMRO is one of a small number of banks with the global reach and product capability to be effective in international cash management, payments and trade finance. Through these transactional banking products, ABN AMRO has been able to establish large numbers of corporate and institutional customer relationships globally. However, we believe that many of these relationships are relatively under-developed, reflecting ABN AMRO’s insufficient strength in many of the financing and risk management products which are most relevant and complementary for these customers.

In addition to its international activities with large corporate and institutional customers, ABN AMRO has extensive relationships with mid-corporate customers in Continental Europe, Asia and the Middle East.

ABN AMRO’s Global Wholesale Businesses, which we will acquire, are those that constituted ABN AMRO’s Wholesale Clients Business Unit, or WCS, in 2005 (including the continuing businesses of Business Unit North America following the sale of LaSalle, and including the Netherlands, but excluding Brazil (other than Global Clients customers)) and the product capabilities serving wholesale clients within its Global Markets and Transaction Banking Product Business Units. In 2006, WCS customers were transferred to the regional Business Units, except for the largest customers which were maintained in ABN AMRO’s Global Clients Business Unit. In 2007, Global Clients customers have also been allocated to the regional Business Units. We estimate that ABN AMRO’s Global Wholesale Businesses generated income of €5,677 million and profit before tax of €630 million in 2006, on an IFRS basis.

Strategic Rationale

We believe that there is a strong strategic fit between our Global Banking & Markets business (“GBM”) and ABN AMRO’s Global Wholesale Businesses. GBM has considerable strength across a broad range of financing and risk management products and in 2006 had what we believe to be an industry leading cost to income ratio of 40%, reflecting deep client relationships and strong income per customer metrics. However, while GBM has been expanding its international reach in recent years, it still has limited presence outside major financial centers. The acquisition of ABN AMRO’s global branch network should enable GBM to accelerate this expansion relative to its current strategy, under which the establishment of a global branch network and customer base would take a significant period and would require significant investment.

ABN AMRO’s considerable reach, through its global branch network, supports its strength in transactional products such as international cash management and trade finance. ABN AMRO is also strong in faster growth, but more specialized, areas including equity derivatives and emerging markets. However, we believe that ABN AMRO’s lack of depth and scale in some important products has led to relatively weak income per customer and per employee, resulting in a high estimated cost to income ratio for its Global Wholesale Businesses of 89% in 2006.

Our relationship-driven model and focus on deepening customer relationships enable us to generate high levels of income from our customers. GBM believes that this revenue generation is significantly above the level achieved by ABN AMRO from its Global Clients franchise. For these equivalent customer groups, GBM estimates that it generated more than 50% higher income per customer than ABN AMRO and more than 150% higher income per front office employee than ABN AMRO.

We expect that we will be able to deepen customer relationships and increase revenues per customer and per employee across ABN AMRO’s extensive base of large and mid-corporate customers. To achieve this, GBM will apply its relationship-driven model in which relationship managers are enabled and incentivized to deliver the bank’s full range of products and services from debt capital markets to cash management. Our model focuses on the overall profitability of customer relationships and encourages a collaborative approach between relationship and product teams. The model is supported by clear client and revenue accountabilities, transparent incentives for collaboration, a focus on higher value added income streams and a simple organization structure which encourages the development of cross-product customer solutions.

In addition to the application of our relationship management model, GBM expects to be able to create additional value from ABN AMRO’s customer franchise through leveraging its strengths in the product areas that are both most relevant to large corporate and institutional customers and which offer the highest value revenue streams, for example in structured finance, risk management and securitization. GBM believes that it brings the requisite scale and strength in these key product areas that ABN AMRO currently lacks.

We expect that the combined business will have product leadership across a broad range of corporate banking products, benefiting from the complementary and overlapping product strengths of GBM and ABN AMRO. Based on 2006 data (the sources for which are included in the table below), the combined business will rank third in all bonds and loans globally, first in global securitizations, global project finance and all international bonds, second in emerging markets syndicated credits, third in foreign exchange and fifth in international cash management. We also expect it to be a leading player in the global interest rate derivatives market, where GBM has had particular success in the distribution of sophisticated risk management products to its large and mid-corporate customers.

2006
Combined
GBM + ABN
Ranking by Product(1)	GBM	ABN AMRO	AMRO(2)

GBM Strengths
Global All Bonds and Loans	#6	#17	#3
Foreign Exchange	#4	#12	#3
Global Securitizations	#2	#18	#1
European Leveraged Loans	#2	#16	#1
Global Project Finance	#1	#5	#1
EMEA Syndicated Loans	#1	#9	#1
ABN AMRO Strengths
Euro Denominated Bonds	#8	#4	#1
International Covered Bonds	#18	#1	#1
Emerging Markets Syndicated Credits	#31	#2	#2
International Cash Management	#28	#6	#5
GBM + ABN AMRO Strengths
All International Bonds	#8	#10	#1
Asia-Pacific Syndicated Loans	#13	#15	#5
U.S. Syndicated Loans	#8	#18	#7

Notes:

(1)	Data derived from Dealogic, Thomson Financial and Euromoney Polls.

(2)	Combined estimates based on publicly available 2006 data derived from Dealogic, Thomson Financial and Euromoney Polls.

We believe that the combined business will be well diversified by geography across the United Kingdom, the rest of Europe, the United States and Asia-Pacific, with a small contribution from Latin America. Within these regions, we anticipate that the combined business will have considerable local presence through which to distribute its strong and broad product offering.

In Europe, including the United Kingdom, we expect that the combined business will consolidate its position as the leading wholesale and fixed income bank. GBM will apply its relationship model and product strengths to deepen ABN AMRO’s extensive franchise in Continental Europe with large corporates and financial institutions, while ABN AMRO’s international cash management, payments and trade finance products will enable GBM to enhance its customer relationships. ABN AMRO’s local presence is expected to enable GBM to extend from the largest corporates and financial institutions to the middle market, and to extend geographically into fast growing markets in Eastern Europe and the Middle East. The combination of the two banks’ structured investor product capabilities and distribution platforms is anticipated to create a significantly stronger business with good prospects for growth in an expanding market.

In North America, GBM has been implementing a strategy with the objective of becoming a top five corporate bank. We believe that the combination with ABN AMRO’s Global Wholesale Businesses will enable GBM to accelerate the implementation of this strategy. The combined product strengths, including the capital markets expertise of RBS Greenwich Capital, should enable the combined group to generate increased revenues from the existing GBM and ABN AMRO client bases. We believe the business will be positioned to build on the combined industry sector strengths of GBM and ABN AMRO in consumer products, retail, healthcare, industrials, energy and utilities, and intend to leverage their complementary strengths in real estate financing to create a leading business in this area. In addition to the significant opportunity to grow the large corporate and institutional franchise in the United States, the combined business is expected to be able to deliver a full range of financial and risk management solutions to mid-corporate customers.

In Asia, we believe that the combined GBM and ABN AMRO wholesale businesses will have the capacity to build a significant regional corporate bank. As in the United States and Europe, the combined business will seek to increase the depth of ABN AMRO’s current customer franchise by applying GBM’s business model. ABN AMRO’s existing local presence and infrastructure in key markets with strong growth will enable GBM to accelerate significantly its plans for developing business with customers in India, South Korea and Taiwan. In addition, there is a significant growth opportunity to develop ABN AMRO’s emerging markets and equity derivatives products for GBM’s customers globally.

In Latin America, ABN AMRO has established a presence and customer relationships. We expect the combined business to deepen these relationships, in particular by leveraging GBM’s strengths in natural resources and project finance. GBM has had significant success in developing customer relationships in Iberia, and believes that a presence and capabilities in Latin America will enable it to support these customers’ activities in the region.

We estimate that the combined business will be the third largest corporate and institutional banking and markets business globally by fixed income revenues (revenues from all areas except M&A advisory, cash equity and asset management businesses). Based on internal research, we estimate that GBM will rank first in the United Kingdom and Continental Europe, fifth in the United States and fifth in Asia-Pacific (excluding Japan) by client relationships.

Business Plan

The management team of GBM has developed a clear and detailed roadmap for the integration of ABN AMRO’s Global Wholesale Businesses. GBM will follow the Group’s established integration principles: minimizing disruption to customers and customer-facing activities, retaining the best talent from each organization through a fair appointment process based on merit and competencies, creating single global platforms and creating the capability for future growth while maintaining leading efficiency ratios.

The integration of GBM and ABN AMRO’s Global Wholesale Businesses will be led by a management team including many who were actively involved in the integration of National Westminster Bank Plc.

During the first 45 days after completion of the Offer, GBM will work with the management of ABN AMRO to verify and expand the information received and assumptions made on the basis of the limited due diligence access granted before completion of the Offer. By day 45, we intend to have validated a baseline plan for the achievement of synergies. This plan will form the basis for consultation with employee bodies and regulators.

GBM will review ABN AMRO’s activities in markets where it does not currently operate and intends to continue ABN AMRO’s progress in aligning the cash equities business to support its enlarged and growing activities in equity derivatives.

Transaction Benefits

GBM believes that it will be able to generate significantly higher revenues from ABN AMRO’s customer franchise by leveraging the combined businesses’ enhanced product strengths and by applying our proven management capabilities. We believe that it will also be able to achieve substantial cost savings through de-duplication of infrastructure and support activities. GBM believes that it will be able to reduce the cost to income ratio of ABN AMRO’s Global Wholesale Businesses from 89% in 2006 to under 65% in the third year after completion of the Offer.

GBM expects to deliver transaction benefits which will increase GBM’s profit before tax by €1,718 million in the third year after completion of the Offer. Of this total, GBM estimates that cost savings will amount to €1,237 million and that net revenue benefits (after associated costs and impairment losses, and allowing for attrition) will increase profit before tax by €481 million.

GBM will focus on deepening customer relationships and increasing revenues per customer and per employee across ABN AMRO’s large and mid-corporate customer base. To achieve this, GBM will apply its relationship-driven model and the techniques which have enabled it to deliver strong revenue per customer and revenue per employee metrics and a cost to income ratio of 40% in 2006. At the same time, we anticipate having stronger capabilities in international cash management and trade finance, equity derivatives and emerging markets to offer to our customers.

There is some overlap between our customer franchises and those of ABN AMRO, particularly in the United Kingdom. However, due to the complementary product propositions of the two businesses, revenue losses are expected to be limited, but conservative allowances for these potential revenue losses have been made.

As set forth in the table below, the expected net revenue benefits of €481 million in the third year after completion of the Offer represent 8% of ABN AMRO’s relevant 2006 revenues.

	Estimated Net
	Revenue
	Benefits per
	Annum by End	Number of
	of 2010	Initiatives
	(euro millions)

Global Banking	61	7
Global Markets	292	12
Transaction Banking	128	11

Overall Estimated Impact on Profit Before Tax	481	30

The combination of GBM and ABN AMRO’s Global Wholesale Businesses is expected to enable substantial cost savings to be achieved, as we implement a single business architecture. Cost savings will be achieved by de-duplication of information technology platforms and supporting infrastructure. Our existing information technology platform will be used for the majority of products and functions, but it is expected that the information technology platform supporting ABN AMRO’s cash management and trade finance business, as a core strength of that global business, will be retained.

Further cost savings are expected to be achieved by streamlining combined functions across operations, finance, risk, human resources and other support areas, and through procurement and property efficiencies. We also expect that cost savings will be achieved by bringing in-house certain operations which ABN AMRO has outsourced to external providers.

Additional cost savings are expected to be achieved by the elimination of overlaps in front office trading and support functions, as trading activities are consolidated into regional centers, while minimizing disruption to customer-facing activities.

The expected cost savings resulting from these initiatives amount to €1,237 million in the third year after completion of the Offer, representing 24% of ABN AMRO’s relevant 2006 expenses. The four principal areas of rationalization and efficiency savings are set out below:

	Estimated
	Cost Savings
	per Annum
	by End	Number of
	of 2010	Initiatives
	(euro millions)

Front Office	352	10
Information Technology and Operations	611	27
Functional Support	166	16
Procurement and Property	108	5

Total Estimated Cost Savings	1,237	58

After allocating the support cost savings to the main business groupings, approximately €887 million of savings arise from global corporate and institutional businesses and €350 million from mid-corporate and commercial businesses and transaction banking services.

ABN AMRO’s International Retail Businesses in Asia, the Middle East and Europe

ABN AMRO has an extensive network of branches in Asia and the Middle East, principally to support its international cash management, payments and trade finance businesses for commercial customers. Many of these branches are also active in retail banking, although generally only on a limited scale.

ABN AMRO has retail activities in nine markets in Asia and the Middle East(1):

•	East Asia: China, Hong Kong, Singapore, Indonesia, Malaysia, Taiwan

•	South Asia: India, Pakistan

•	Middle East: United Arab Emirates

The most significant presence is in India, where ABN AMRO has 27 branches, and United Arab Emirates, with 17 locations. The branches in India are in major conurbations across the country and include six branches in New Delhi and three in Mumbai. In the United Arab Emirates the network is focused on key locations in Abu Dhabi and Dubai.

ABN AMRO also has a presence in Mainland China, with 11 branches, and Taiwan, with five branches. In Pakistan, ABN AMRO has 12 branches (excluding Prime Bank, which will be included in the Shared Assets). ABN AMRO also has retail businesses in Spain, Romania and Kazakhstan and stockbroking businesses in India, Australia and New Zealand.

The principal product lines currently offered by ABN AMRO in Asia and the Middle East are mass market retail banking, affluent banking, under the Van Gogh brand, and credit cards. ABN AMRO has about 3.5 million retail customers in the region, including about 100,000 Van Gogh customers and approximately 3 million credit cards, which are mainly in Taiwan and India, with smaller portfolios in Singapore, Indonesia, Hong Kong and United Arab Emirates.

(1)  Excluding ABN AMRO’s 40% stake in Saudi Hollandi which, although reported in Business Unit Asia, will be included in the Shared Assets.

We believe that there are attractive opportunities for growth, building on ABN AMRO’s established infrastructure to support retail activities in countries with large populations and high growth rates. However, we note that the retail businesses in Asia, the Middle East and Europe are thinly spread across many countries. We estimate that ABN AMRO’s retail businesses in Asia, the Middle East and Europe together generated income of €607 million and profit before tax of €88 million in 2006, on an IFRS basis. Because of limited scale, some of these retail businesses may have relatively high operating costs and customer acquisition costs, and so lack competitive advantage.

After completion of the Offer, we will analyze the retail activities country by country. We expect to focus on growing significant retail businesses in selected ABN AMRO countries. Factors affecting the selection of countries will include competitive advantage and scalability of the existing operations, economic growth rates and the competitive and regulatory environment for financial services. We also expect to focus on affluent banking and credit cards, products where we are strong in the United Kingdom and have significant activities outside the United Kingdom, and products likely to appeal to growing numbers of affluent customers in these high growth economies. The existing infrastructure supporting current accounts provides the possibility of a broader product offering.

We will seek to exit retail businesses not having critical mass or credible growth prospects. We have not at this stage included any specific initiatives and transaction benefits in its overall estimates of revenue benefits and cost savings.

CERTAIN TERMS OF THE SERIES U PREFERENCE SHARES

The following summary of certain terms and provisions of the Series U preference shares supplements the description of certain terms and provisions of the Dollar Preference Shares of any series set forth in the accompanying prospectus under the heading “Description of Dollar Preference Shares”. The summary of the terms and provisions of the Series U preference shares set forth below and in the accompanying prospectus does not purport to be complete and is subject to, and qualified in its entirety by reference to, our memorandum and articles of association and the resolutions adopted by our board of directors establishing the rights, preferences, privileges, limitations and restrictions relating to the Series U preference shares. We will file a copy of these resolutions under the cover of a Report on Form 6-K with the SEC at the time of the sale of the Series U ADSs representing the Series U preference shares. If this prospectus supplement sets forth any term or condition that is inconsistent with the description contained in the accompanying prospectus, the description of the terms contained in this prospectus supplement will replace the description contained in the accompanying prospectus.

General

The Series U preference shares constitute a separate series of our Category II non-cumulative dollar preference shares. The Series U preference shares will be in bearer form represented by a single certificate and will be represented by ADSs evidenced by ADRs. The certificate in bearer form will be deposited with the ADR depositary under the ADR deposit agreement. A summary of certain terms and provisions of the ADR deposit agreement pursuant to which ADRs evidencing the Series U ADSs are issuable is set forth in the accompanying prospectus under the heading “Description of American Depositary Receipts”.

As of the date of this prospectus supplement, our issued and outstanding non-cumulative preference shares, which rank equally with the Series U preference shares as to any distribution of our surplus assets in the event that we are wound up or liquidated, have a U.S. dollar-equivalent aggregate liquidation preference of approximately $12.6 billion, excluding the Series 1 non-cumulative sterling preference shares, and the Series 3 non-cumulative euro preference shares, which we expect to issue on or about October 4, 2007, details of which are included under “Capitalization of the Group”.

Dividends

Non-cumulative preferential dividends on the Series U preference shares will accrue at a rate of 7.640% per annum on the liquidation preference of $100,000 per Series U preference share from (and including) the issue date to (but excluding) September 29, 2017 (the “first redemption date”). The dividend on each Series U preference share will therefore amount to $3,820 per Series U preference share semi-annually during this period, except that the dividend in respect of the period from (and including) the issue date to (but excluding) the first semi-annual dividend payment date (as defined below) will amount to $3,735 per Series U preference share. References to a “dividend period” herein shall be to each period beginning on (and including) a dividend payment date (or, in the case of the first such period, the issue date) to (but excluding) the next following dividend payment date.

From (and including) the first redemption date (to the extent that the Series U preference shares are not redeemed on the first redemption date), non-cumulative preferential dividends will accrue on the preference shares at a variable rate per annum, reset quarterly, of 2.32% per annum plus Three-Month LIBOR.

“Three Month LIBOR” means the three month London interbank offered rate (expressed as a percentage per annum) for deposits in U.S. dollars which appears on the LIBOR Page as of 11:00 a.m., London time, on the second business day in London prior to the first day of the relevant dividend period or, in the case of the first such dividend period, if such first day is not a business day, on the second business day in London prior to the business day immediately preceding such first day; provided that, if, at such time, no such rate appears or the LIBOR Page is unavailable, it shall mean the rate calculated by The Bank of New York as calculation agent (the “calculation agent”) as the arithmetic mean of at least two offered quotations obtained by the calculation agent after requesting the principal London offices of each of four major reference banks in the London interbank market to provide the calculation agent with its offered quotation for deposits for three months in U.S. dollars commencing on the first day of the relevant dividend period to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the second business day in London prior to the first day of the relevant dividend period and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; provided further that if fewer than two such offered quotations are provided as requested, it shall mean the rate calculated by the calculation agent as the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York time, on the second business day in New York prior to the first day of the relevant dividend period, by three major banks in New York selected by the calculation agent for loans for three months in U.S. dollars to leading European banks and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; provided however that if the banks selected by the calculation agent are not quoting as mentioned above, it shall mean the then-existing three month U.S. dollar LIBOR in effect for such prior dividend period. “LIBOR Page” means the rate displayed on Reuters Screen page “LIBOR01” (or any other page as may replace such page on such service or any successor service for the purpose of displaying the London interbank offered rates of major banks for U.S. dollar deposits).

The calculation agent will, as soon as practicable after the determination date in relation to each dividend period, calculate the dividends payable in respect of each Series U preference share for such dividend period. From (and including) the first redemption date, the calculation agent shall apply the applicable dividend rate for such dividend period to the liquidation preference of such Series U preference share, multiply the product by the actual number of days from (and including) the date on which the dividend begins to accrue during the relevant dividend period to (but excluding) the date on which the dividend actually falls due divided by 360 (the “floating day count fraction”) and round the resulting figure to the nearest U.S. dollar cent (half a U.S. dollar cent being rounded upwards). The calculation agent will cause the rate, the dividend payable in respect of each Series U preference share for such dividend period and the relevant quarterly dividend payment date to be notified to each holder of Series U preference shares as soon as possible after their determination.

Subject to the limitations described below, these dividends will be payable out of our distributable profits in U.S. dollars semi-annually in arrears on, and to the holders of record 15 days prior to, March 31 and September 30 of each year (each, a “semi-annual dividend payment date”), commencing on March 31, 2008 and ending on the first redemption date in accordance with the Following Business Day Convention. “Following Business Day Convention” means if a dividend payment date falls on a day which is not a business day, such dividend payment date shall be postponed to the next day which is a business day. After the first redemption date, subject to the limitations described below, we will pay dividends out of our distributable profits in U.S. dollars quarterly in arrears on, and to the holders of record 15 days prior to, March 31, June 30, September 30 and December 31 of each year (each a “quarterly dividend payment date” and, together with each semi-annual dividend payment date, each a “dividend payment date”) in accordance with the Modified Following Business Day Convention. “Modified Following Business Day Convention” means if a dividend payment date falls on a day which is not a business day, such dividend payment date shall be postponed to the next day which is a business day unless it would fall into the next calendar month in which event such payment date shall be brought forward to the immediately preceding day which is a business day.

We will pay dividends on the Series U preference shares as and if declared by the board of directors as described below and in the accompanying prospectus under the heading “Description of Dollar Preference Shares — Dividends”. Dividends on the Series U preference shares in respect of a particular dividend payment date will not be declared and paid if (i) in its sole and absolute discretion, our board of directors resolves prior to the relevant dividend payment date that such dividend (or part thereof) shall not be declared and paid or (ii) in the opinion of the board of directors, payment of a dividend would breach or cause a breach of the capital adequacy requirements, regulations, guidelines or policies of the U.K. Financial Services Authority (or any person or body to whom its banking supervision functions are transferred) that apply at that time to us and/or any of our subsidiaries, or, subject to the next following paragraph, our distributable profits, after the payment in full, or the setting aside of a sum to provide for the payment in full, of all dividends stated to be payable on or before the relevant dividend payment date on the 400,000 5 1/2 percent cumulative preference shares of £1 each in our capital and the 500,000 11 percent cumulative preference shares of £1 each in our capital (together, the “cumulative preference shares”) (and any arrears of dividends thereon), are insufficient to cover the payment in full of dividends on the Series U preference shares and dividends on any of our other shares stated to be payable on the same date as the dividends on the Series U preference shares and ranking equally as to dividends with the Series U preference shares. The U.K. Companies Act 1985, as amended (the “Companies Act”) defines “distributable profits” as, in general terms, and subject to adjustment, accumulated realized profits less accumulated realized losses.

If dividends are to be paid but our distributable profits are, in the opinion of the board of directors, insufficient to enable payment in full of dividends on any series of dollar preference shares on any dividend payment date and also the payment in full of all other dividends stated to be payable on such date on any other non-cumulative preference shares and any other share capital expressed to rank pari passu therewith as regards participation in profits, after payment in full, or the setting aside of a sum to cover the payment in full, of all dividends stated to be payable on or before such date on any cumulative preference share, then the board of directors shall (subject always to sub-clauses (i) and (ii) of the preceding paragraph) declare and pay dividends to the extent of the available distributable profits (if any) on a pro rata basis so that (subject as aforesaid) the amount of dividends declared per share on the Series U preference shares and the dividends stated to be payable on such date on any other non-cumulative preference shares and any other share capital expressed to rank pari passu therewith as regards distribution of profits will bear to each other the same ratio that accrued dividends per share on the Series U preference shares and other non-cumulative preference shares, and any other share capital expressed to rank pari passu therewith as regards participation in profits, bear to each other.

The amount of dividends payable for any period shorter than a full dividend period prior to the first redemption date will be calculated on the basis of 12 30-day months, a 360-day year and the actual number of days elapsed in the period. The amount of dividends payable for any period shorter than a full dividend period after the first redemption date will be calculated on the basis of the actual number of days elapsed in such period and a 360-day year. Payments of less than $0.01 will be rounded upwards.

If any dividend otherwise payable on any dividend payment date is not declared and/or paid in full by reason of any of the matters referred to in the sixth paragraph of this section, we will notify the holders of the Series U preference shares thereof as soon as reasonably practicable after the date of the resolution referred to in sub-paragraph (i) of the sixth paragraph of this section or, in the case of sub-clause (ii) thereof, after the opinion referred to therein has been formed. Each such notification shall specify the reasons why the relevant dividend has not been declared and/or paid in full.

Dividends on our currently outstanding cumulative preference shares, including any arrears, are payable in priority to any dividends on the Series U preference shares, and as a result, we may not pay any dividend on the Series U preference shares unless we have declared and paid in full dividends on such currently outstanding cumulative preference shares, including any arrears.

To the extent that any dividend on the Series U preference shares is, on any occasion, not declared and paid in full by reason of the exercise of the board of directors’ discretion referred to in sub-clause (i) of the sixth paragraph of this section, holders of Series U preference shares or Series U ADSs shall have no claim in respect of such non-payment.

If we have not declared and paid in full the dividend stated to be payable on the Series U preference shares on the most recent dividend payment date for any of the reasons referred to in the sixth paragraph of this section, and we have not set aside a sum to provide for payment in full of such dividend, then we may not (A) declare or pay dividends or other distributions upon any Parity Securities (other than, in the case of non-payment by reason of the resolution referred to in sub-clause (i) of the sixth paragraph of this section, any Mandatory Securities) or Junior Securities, and we may not set aside any sum for the payment of these dividends or distributions, unless, on the date of declaration of any such dividends or distributions, we set aside an amount equal to the dividend for the then-current dividend period payable on the Series U preferences shares to provide for the payment in full of such dividend on the Series U preferences shares on the next dividend payment date; or (B) redeem, purchase or otherwise acquire for any consideration any of our Parity Securities or Junior Securities, and may not set aside any sum nor establish any sinking fund for the redemption, purchase or other acquisition of such Parity Securities or Junior Securities, until such time as dividends on the Series U preference shares in respect of successive dividend periods together aggregating no less than 12 months shall thereafter have been declared and paid in full. “Junior Securities” means the ordinary shares and any other securities issued by us or any of our subsidiaries ranking or expressed to rank junior to the Series U preferences shares either issued directly by us or, where issued by any of our subsidiaries, where the terms of the securities benefit from a guarantee or support agreement entered into by us which ranks or is expressed to rank junior to the Series U preferences shares; “Parity Securities” means (i) the most senior ranking class or classes of non-cumulative preference shares in our capital from time to time and (ii) any other securities issued by us or any of our subsidiaries ranking or expressed to rank pari passu with the Series U preference shares either issued directly by us or, where issued by one of our subsidiaries, where the terms of the securities benefit from a guarantee or support agreement entered into by us which ranks or is expressed to rank pari passu with the Series U preference shares and which in the case of (i) and (ii) above comply with the then current requirements of the U.K. Financial Services Authority in relation to Tier 1 Capital or are otherwise treated by the U.K. Financial Services Authority as Tier 1 Capital; “Mandatory Securities” means any Parity Securities the terms of which do not provide for our board of directors to be able to elect not to pay any dividend or other distribution in cash at its discretion; “Tier 1 Capital” has the meaning given to it by the U.K. Financial Services Authority from time to time.

The Series U preference shares shall not rank after any other series of preference shares with which they are expressed to rank pari passu as regards participation in profits, by reason only of the board of directors’ discretion referred to in sub-clause (i) of the sixth paragraph of this section, or any dividend on the Series U preference shares not being paid by virtue of such discretion.

Dividends on the Series U preference shares will be non-cumulative. If the board of directors does not pay a dividend or any part thereof payable on a dividend payment date in respect of the Series U preference shares for any of the reasons set out in the sixth paragraph of this section, then holders of Series U preference shares or Series U ADSs will have no claim in respect of such non-payment and we will have no obligation to pay the dividend accrued for the dividend period or to pay any interest on the dividend, whether or not dividends on the Series U preference shares are declared for any future dividend period. Except for the payment of dividends as set forth in this section, the holders of the Series U preference shares will have no right to participate in our profits.

Rights upon Liquidation

If we are wound up or liquidated, whether or not voluntarily, the holders of the Series U preference shares will be entitled to receive in U.S. dollars out of our surplus assets available for distribution to shareholders, after payment of arrears (if any) of dividends on the cumulative preference shares, as described in the accompanying prospectus, up to the date of payment, equally with the cumulative preference shares and all of our other shares ranking equally with the Series U preference shares as regards participation in our surplus assets, a distribution of $100,000 per Series U preference share, together with an amount equal to dividends for the then-current dividend period (accrued to but excluding the date of payment), before any distribution or payment may be made to holders of our ordinary shares or any other class of our shares ranking after the Series U preference shares. See “Description of Dollar Preference Shares — Liquidation Rights” in the accompanying prospectus. If the holders of the Series U preference shares are entitled to any recovery with respect to the Series U preference shares in any winding-up or liquidation, they might not be entitled in such proceedings to a recovery in U.S. dollars and might be entitled only to a recovery in pounds sterling.

Optional Redemption

We may redeem the Series U preference shares, at our option, in whole (but not in part) on the first redemption date, or any quarterly dividend payment date falling on or around any tenth anniversary thereafter, upon not less than 30 nor more than 60 days’ written notice, at a redemption price of $100,000 per Series U preference share plus the dividends otherwise payable for the then-current dividend period accrued to but excluding the redemption date.

We may also redeem the Series U preference shares in whole (but not in part) at any time during the period from, and including, December 31, 2012 to, but excluding, the first redemption date and thereafter on any quarterly dividend payment date at a redemption price of $100,000 per Series U preference share together with dividends accrued for the then-current dividend period if a capital disqualification event shall be deemed to have occurred. A “capital disqualification event” shall be deemed to have occurred if the U.K. Financial Services Authority has confirmed to us that the Series U preference shares are no longer of the type eligible for inclusion in our Tier 1 Capital on a solo and/or consolidated basis. If we redeem the Series U preference shares, we will give you at least 30 days’ (but no more than 60 days’) prior written notice.

Under existing U.K. Financial Services Authority requirements, we may not redeem or purchase any Series U preference shares unless we give prior notice to the U.K. Financial Services Authority and, in certain circumstances, it (i) consents in advance and (ii) at the time when the notice of redemption is given and immediately following such redemption, we are or will be (as the case may be) in compliance with our capital adequacy requirements as provided in the regulations relating to capital adequacy then in effect of the U.K. Financial Services Authority. The U.K. Financial Services Authority may impose conditions on any redemption or purchase.

See “Certain U.S. Federal and U.K. Tax Consequences — Taxation of Dividends” for a discussion of the tax consequences to a U.S. holder of the receipt of amounts equal to accrued dividends in conjunction with any redemption of any Series U preference shares and “Certain U.S. Federal and U.K. Tax Consequences — Taxation of Capital Gains” for a discussion of the tax consequences to a U.S. holder of a redemption.

If certain limitations contained in our Articles of Association, the special rights of any of our shares, and the provisions of applicable law permit (including, without limitation, the U.S. federal securities laws), we may, at any time or from time to time, purchase outstanding Series U preference shares by tender, available to all holders of the Series U preference shares, in the open market, or by private agreement, in each case upon the terms and conditions that the board of directors shall determine. Any Series U preference shares that we purchase for our own account will, pursuant to applicable law, be treated as cancelled and will no longer be issued and outstanding.

Substitution

Subject to our Articles of Association, the provisions of the Companies Act and all other laws and regulations applying to us and to the prior consent of the U.K. Financial Services Authority (if required), in each case subject also to any condition the U.K. Financial Services Authority may impose on the redemption or substitution, we may substitute the Series U preference shares in whole, but not in part, with Qualifying Non-Innovative Tier 1 Securities, at any time (the “substitution date”) without any requirement for consent or approval of the holders of the Series U preference shares, provided that the substitution date shall not occur prior to December 31, 2012. Not less than 30 days nor more than 60 days written notice of any such substitution shall be given to the holders of the Series U preference shares.

For the purposes of effecting any such substitution, we shall redeem the Series U preference shares in whole (but not in part) on the substitution date and shall mandatorily apply the proceeds thereof to the purchase of Qualifying Non-Innovative Tier 1 Securities issued on such substitution date in an amount at least equal to the total number of the Series U preference shares multiplied by $100,000 (in each case, without the need for any further action on the part of the holders of the Series U preference shares). We will pay any costs and expenses associated with such substitution and the issuance of the Qualifying Non-Innovative Tier 1 Securities, including, without limitation, the fees and expenses of the ADR depositary, trustee or other third-party involved in the issuance thereof and any fees and expenses relating to the registration and exchange listing of the Qualifying Non-Innovative Tier 1 Securities. The Qualifying Non-Innovative Tier 1 Securities will be exempt from state “blue sky” or state securities laws. We will also pay any stamp duty reserve taxes, capital duties, stamp duties or similar taxes payable in the United Kingdom arising on the allotment and issue of the Qualifying Non-Innovative Tier 1 Securities, including (if applicable) their deposit with the ADR depositary under the ADR deposit agreement. We will not be obliged to pay, and each holder of the Series U preference shares must pay, (i) any other taxes, stamp duty reserve taxes and capital, stamp, issue and registration duties arising in connection with the relevant substitution and (ii) all, if any, taxes arising by reference to any disposal or deemed disposal of a Series U preference share in connection with the relevant substitution. To the extent that under applicable law and HM Revenue & Customs practice transfers of the ADRs representing the Series U preference shares are able to be effected between holders thereof free of any stamp duty, stamp duty reserve tax or similar taxes arising on such transfer immediately prior to the substitution date, we will procure that transfers of the Qualifying Non-Innovative Tier 1 Securities (or ADRs representing such securities) shall also be able to be effected between holders thereof free of any such taxes immediately following such date.

Prior to the publication of any notice of substitution pursuant to the foregoing provisions, we shall first deliver to The Bank of New York as ADR depositary (i) a certificate, signed by two duly authorized officers of ours, certifying that the securities to be offered in substitution for the Series U preference shares are Qualifying Non-Innovative Tier 1 Securities and such substitution is in accordance with the terms of the ADR deposit agreement and (ii) any opinion required under the terms of the ADR deposit agreement.

“Qualifying Non-Innovative Tier 1 Securities” means securities, whether debt, limited partnership interests, equity or otherwise, issued directly or indirectly by us, that comply with the following:

(1)	such securities will have the same material terms as the terms of the Series U preference shares, including without limitation a first redemption date (or as such term may otherwise be defined in the terms thereof) which falls on the same day as the first redemption date in respect of the Series U preference shares, except that such securities will be permitted (but not required) to include the ability to be redeemed in the circumstances and on the basis (including, but without limitation, relating to tax and capital adequacy) substantially similar to the circumstances in which, and the basis on which, securities issued by companies then regulated by the U.K. Financial Services Authority and comprising tax-deductible Innovative Tier 1 Capital may then be redeemed;

(2)	to the extent that (i) such securities are equity securities and (ii) dividends on the Series U preference shares are eligible to be treated as “qualified dividend income” under Section 1(h)(11) of the Internal Revenue Code of 1986, as amended (or any successor legislation) by a particular holder immediately prior to the substitution date, dividends paid to such holder with respect to the securities will also be so eligible;

(3)	such securities will comply with the then current requirements of the U.K. Financial Services Authority in relation to Non-Innovative Tier 1 Capital;

(4)	such securities will preserve any existing rights under the Series U preference shares to any accrued dividend which has not been paid in respect of the period from (and including) the dividend payment date last preceding the substitution date to (but excluding) the substitution date; and

(5)	at the time of issue, payments made by us in respect of such securities can be made free from any withholding tax imposed by any taxing or other authority (whether within or outside the United Kingdom) competent to impose, administer or collect any such tax.

Notwithstanding anything to the contrary set forth above, the Qualifying Non-Innovative Tier 1 Securities may be issued with terms more favorable to the holders thereof than the terms of the Series U preference shares.

“Tier 1 Capital” and “Innovative Tier 1 Capital” have the respective meanings given to them by the U.K. Financial Services Authority from time to time. “Non-Innovative Tier 1 Capital” means Tier 1 Capital which does not comprise Innovative Tier 1 Capital.

U.S. Federal Income Tax Consequences of a Substitution

If we substitute the Series U preference shares or Series U ADSs with Qualifying Non-Innovative Tier 1 Securities, the United States federal income tax consequences of such substitution are uncertain because such consequences will depend on all of the terms and conditions of such Qualifying Non-Innovative Tier 1

Securities. In general, such substitution will likely be a taxable exchange for United States federal income tax purposes, unless a specific exception applies. In the event that such a substitution does constitute a taxable exchange, a U.S. Holder (as defined in this Prospectus Supplement under “Certain U.S. Federal and U.K. Tax Consequences”) would generally recognize taxable gain or loss in an amount equal to the difference between such U.S. Holder’s adjusted tax basis in such Series U preference shares or Series U ADSs surrendered and the fair market value of the Qualifying Non-Innovative Tier 1 Securities received in the substitution. Any gain or loss recognized would be characterized as capital gain or loss, and would be long-term capital gain or loss if a U.S. Holder has a holding period in the Series U preference shares or Series U ADSs of more than one year and the Series U preference shares or Series U ADSs were capital assets in the hands of such U.S. Holders for United States federal income tax purposes. The result of this treatment is that U.S. Holders will likely have to include amounts in taxable income in respect of a substitution and pay tax thereon, even though no cash will actually be distributed to holders pursuant to such a substitution. A U.S. Holder would generally have a tax basis in the Qualifying Non-Innovative Tier 1 Securities equal to their fair market value on the date received; however, it is not possible to describe the United States federal income tax consequences to holders of receiving, holding or disposing of Qualifying Non-Innovative Tier 1 Securities until the terms and conditions of such securities are established. Prospective holders should consult with their own tax advisor about the potential tax consequences to them of a substitution and of receiving, holding, and disposing of Qualifying Non-Innovative Tier 1 Securities.

Voting Rights

The holders of the Series U preference shares will not be entitled to receive notice of, attend or vote at any general meeting of our shareholders except as provided by applicable law or as described below.

If any resolution is proposed for adoption by our shareholders varying or abrogating any of the rights attaching to the Series U preference shares or proposing that we be wound up, the holders of the outstanding Series U preference shares will be entitled to receive notice of and to attend the general meeting of shareholders at which the resolution is to be proposed and will be entitled to speak and vote on such resolution, but not on any other resolution.

In addition, if, before any general meeting of shareholders, we have failed to pay in full the dividend payable on the Series U preference shares for the most recent dividend period, the holders of the Series U preference shares shall be entitled to receive notice of, attend, speak and vote at such meeting on all matters. In these circumstances only, the rights of the holders of Series U preference shares shall continue until we have resumed the payment in full of dividends on the Series U preference shares in respect of successive dividend periods singly or together aggregating no less than 12 months. See also “Description of Dollar Preference Shares — Voting Rights” in the accompanying prospectus.

Whenever entitled to vote at a general meeting of shareholders, on a show of hands, each holder of Series U preference shares present in person shall have one vote and on a poll each holder of Series U preference shares present in person or by proxy will be entitled to one vote for each Series U preference share held (subject to adjustment to reflect any capitalization issue, consolidations, sub-divisions or any other re-classification of our ordinary shares as a result of any distribution to the holders of ordinary shares of our assets and certain issues of ordinary shares or of rights or options to subscribe for ordinary shares at a market discount (subject to certain exceptions)).

The holders, including holders of Series U preference shares at a time when they have voting rights as a result of our having failed to pay dividends as described above, of not less than 10% of our paid up capital that at the relevant date carries the right to vote at our general meetings, are entitled to require the board of directors to convene an extraordinary general meeting. In addition, the holders of Series U preference shares may have the right to vote separately as a class in certain circumstances as described in the accompanying prospectus under the heading “Description of Dollar Preference Shares — Variation of Rights”.

CERTAIN U.S. FEDERAL AND U.K. TAX CONSEQUENCES

The following summarizes certain U.S. federal and U.K. tax consequences of the acquisition, ownership and disposition of Series U preference shares or Series U ADSs by a U.S. Holder (as defined below) that owns such Series U preference shares or Series U ADSs evidenced by ADRs as capital assets and that purchases such Series U preference shares or Series U ADSs as part of this offering. Although the following does not describe all of the tax considerations that may be relevant to a prospective purchaser of Series U preference shares or Series U ADSs, (i) in the opinion of Shearman & Sterling LLP, this discussion summarizes the material U.S. federal income tax consequences to the U.S. Holders described herein of owning Series U preference shares or Series U ADSs represented by ADRs and (ii) in the opinion of Linklaters LLP, this discussion summarizes the material U.K. tax consequences to the U.S. Holders of owning the Series U preference shares or Series U ADSs represented by ADRs.

As used herein, the term “U.S. Holder” means a beneficial owner of Series U preference shares or Series U ADSs that is (a) a citizen or individual resident of the United States for U.S. federal income tax purposes, (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof (including the District of Columbia), (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if a court within the United States can exercise primary supervision over the administration of the trust and one or more U.S. persons are authorized to control all substantial decisions of the trust. If a partnership (including for this purpose, any entity treated as a partnership for U.S. federal income tax purposes) holds Series U preference shares or Series U ADSs, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership holding Series U preference shares or Series U ADSs are urged to consult their own tax advisors regarding the specific tax consequences of the ownership and disposition of the Series U preference shares or Series U ADSs.

The summary does not (except where specific reference is made) address the tax consequences to a U.S. Holder (i) that is resident (or, in the case of an individual, ordinarily resident) in the United Kingdom for U.K. tax purposes or is carrying on a trade or business in the United Kingdom through a branch, agency or permanent establishment to which the Series U preference shares or the ADSs are attributable or, generally, (ii) that alone or together with one or more associates, controls, directly, indirectly or constructively, 10% or more of our voting stock. In addition, this summary does not purport to be a comprehensive description of all the tax consequences that may be relevant to any particular holder, including tax consequences that arise from rules of general application or that are generally assumed to be known by U.S. Holders. This summary does not discuss special tax rules that may apply to U.S. expatriates, tax-exempt entities, financial institutions, banks, pension funds, insurance companies, regulated investment companies, real estate investment trusts, persons subject to the alternative minimum tax, securities broker-dealers, traders in securities who elect to apply a mark-to-market method of accounting, persons holding their Series U preference shares or Series U ADSs as part of a straddle, hedging or conversion transaction, persons whose functional currency is not the U.S. dollar, among others. Such holders may be subject to U.S. federal income tax consequences different from those set forth below. The summary does not address any U.K. tax consequences that might arise in the event of the substitution of the Series U preference shares or Series U ADSs. Furthermore, because the terms of any substitute Qualifying Non-Innovative Tier I Securities may differ from the terms of the Series U preference shares or Series U ADSs surrendered in respect therefor, the U.K. and U.S. tax consequences of holding the substitute securities may differ after a substitution. These exact differences will not be known until the terms of the substitute securities are determined. Holders should consult their own tax advisors in this regard.

U.S. Holders should consult their own tax advisors regarding the specific United Kingdom and U.S. federal, state and local tax consequences of owning and disposing of Series U preference shares or Series U ADSs in light of their particular circumstances as well as any consequences arising under the laws of any other taxing jurisdiction.

The statements regarding U.S. and U.K. tax laws and practices set forth below, including the statements regarding the U.S./U.K. double taxation convention relating to income and capital gains (the “Treaty”) and the

U.S./U.K. double taxation convention relating to estate and gift taxes (the “Estate Tax Treaty”), are based on those laws and practices and the Treaty and the Estate Tax Treaty as in force and as applied in practice on the date of this prospectus supplement and are subject to changes to those laws and practices and the Treaty and the Estate Tax Treaty, and any relevant judicial decision, subsequent to the date of this prospectus supplement possibly with retroactive effect.

For purposes of the Treaty and the Estate Tax Treaty and for purposes of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Holders of ADRs will be treated as owners of the Series U preference shares underlying their Series U ADSs.

Taxation of Dividends

We are not required to withhold tax at source from dividend payments we make or from any amount (including any amounts in respect of accrued dividends) we distribute on redemption or winding up. Because payments of dividends by us to investors are not subject to U.K. withholding tax, it is not necessary to apply the Treaty in order to receive a reduced rate of withholding.

Distributions we make with respect to the Series U preference shares or Series U ADSs will be dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes and will be included in gross income on the date the distribution is actually or constructively received by the U.S. Holder. Dividends paid by us will not be eligible for the dividends received deduction that is generally allowed to corporations. Subject to applicable limitations that may vary depending upon a holder’s individual circumstances, dividends paid to certain non-corporate U.S. Holders in taxable years beginning before January 1, 2011 will constitute “qualified dividend income” that will be taxable at a maximum tax rate of 15%. Non-corporate U.S. Holders should consult their own tax advisors to determine whether they are subject to any special rules that limit their ability to be taxed at this favorable rate.

The U.S. Treasury has announced its intention to promulgate rules which will permit persons required to file information returns to rely on certifications from a foreign issuer that dividends paid by such foreign issuer constitute qualified dividend income. As of the date of this prospectus supplement, such rules have not been promulgated.

For U.S. foreign tax credit purposes, dividends we distribute will constitute non U.S.-source income. Special rules apply in determining the amount of qualified dividend income taken into account for U.S. foreign tax credit limitation purposes.

Taxation of Capital Gains

A U.S. Holder that is not resident (or, in the case of an individual, ordinarily resident) in the United Kingdom will not normally be liable for U.K. taxation on capital gains realized on the disposal (including redemption or substitution) of such U.S. Holder’s Series U preference share or Series U ADS unless, at the time of the disposal, in the case of a corporate U.S. Holder, such U.S. Holder carries on a trade in the United Kingdom through a permanent establishment or, in the case of any other U.S. Holder, such U.S. Holder carries on a trade (which for this purpose includes a profession or vocation) in the United Kingdom through a branch or agency and the Series U preference share or Series U ADS is, or has been, used, held or acquired for the purposes of this trade, permanent establishment, branch or agency. Special rules apply to individuals who are temporarily not resident or ordinarily resident in the United Kingdom.

A U.S. Holder will, upon the sale, exchange or redemption of a Series U preference share or Series U ADS, recognize capital gain or loss for U.S. federal income tax purposes (assuming, in the case of a redemption, that the U.S. Holder does not own, and is not deemed to own, any of our voting shares) in an amount equal to the difference between the amount realized (excluding any declared but unpaid dividends, which will generally be treated as a dividend for U.S. federal income tax purposes) and the U.S. Holder’s tax basis in the Series U preference share or Series U ADS. Gain or loss generally will be U.S.-source.

A U.S. Holder that owns or is deemed to own any of our voting shares should consult its own tax advisor regarding the tax consequences of a redemption of any Series U preference shares or Series U ADSs.

A U.S. Holder who is liable for both U.K. and U.S. tax on a gain recognized on the disposal of a Series U preference share or Series U ADS will generally be entitled, subject to certain limitations, to credit the U.K. tax against its U.S. federal income tax liability in respect of such gain.

You should consult your tax advisors regarding the U.S. federal income tax treatment of capital gains (which may be taxed at lower rates than ordinary income for certain non-corporate taxpayers) and losses (the deductibility of which is subject to limitations).

If we substitute the Series U preference shares or Series U ADSs with Qualifying Non-Innovative Tier 1 Securities, the United States federal income tax consequences of such substitution are uncertain because such consequences will depend on all of the terms and conditions of such Qualifying Non-Innovative Tier 1 Securities. In general, such a substitution will likely be a taxable exchange for United States federal income tax purposes, unless a specific nonrecognition provision of the Code applies.

In the event that such a substitution does constitute a taxable exchange, a U.S. Holder would generally recognize taxable gain or loss in an amount equal to the difference between such Holder’s adjusted tax basis in such Series U preference shares or Series U ADSs surrendered and the fair market value of the Qualifying Non-Innovative Tier 1 Securities received in the substitution. Any gain or loss recognized would be characterized as capital gain or loss, and would be long-term capital gain or loss if a U.S. Holder has a holding period in the Series U preference shares or Series U ADSs of more than one year. The result of this treatment is that U.S. Holders will likely have to include amounts in taxable income in respect of a substitution and pay tax thereon, even though no cash will actually be distributed to holders pursuant to such a substitution. A U.S. Holder would generally have a tax basis in the Qualifying Non-Innovative Tier 1 Securities equal to their fair market value on the date received; however, it is not possible to describe the United States federal income tax consequences to holders of receiving, holding or disposing of Qualifying Non-Innovative Tier 1 Securities until the terms and conditions of such securities are established.

Alternatively, the substitution could be treated as a tax-free exchange if the specific requirements of one of the nonrecognition provisions of the Code were satisfied. The specific tax consequences of a substitution being treated as a tax-free exchange would depend on the nonrecognition provision applicable to the substitution and all the terms and conditions of the Qualifying Non-Innovative Tier 1 Securities being substituted.

It is possible that the United States federal income tax characterization and resulting tax treatment of any Qualified Non-Innovative Tier 1 Securities received in a substitution could be substantially different from the tax treatment of holding Series U preference shares or Series U ADSs. Prospective holders should consult with their own tax advisor about the potential tax consequences to them of a substitution and of receiving, holding, and disposing of Qualifying Non-Innovative Tier 1 Securities.

Finance (No. 2) Act 2005

If a corporate U.S. Holder is subject to U.K. corporation tax by reason of carrying on a trade in the United Kingdom through a permanent establishment and its Series U preference share or Series U ADS is, or has been, used, held or acquired for the purposes of that permanent establishment, certain provisions introduced by the Finance (No. 2) Act 2005 will apply if the U.S. Holder holds its Series U preference share or Series U ADS for an “unallowable purpose”. If these provisions apply, dividends on the Series U preference share or Series U ADS, as well as certain fair value credits and debits arising in respect of such Series U preference share or Series U ADS, will be brought within the charge to U.K. corporation tax on income and the U.K. tax position outlined in the preceding paragraphs under the sub-heading “Taxation of Capital Gains” in relation to such U.S. Holder will not apply.

Estate and Gift Tax

Subject to the discussion of the Estate Tax Treaty in the next paragraph, Series U preference shares or Series U ADSs beneficially owned by an individual may be subject to U.K. inheritance tax (subject to exemptions and reliefs) on the death of the individual or, in certain circumstances, if the Series U preference shares or Series U ADSs are the subject of a gift (including a transfer at less than fair market value) by such individual. (Inheritance tax is not generally chargeable on gifts to individuals made more than seven years before the death of the donor.) Series U preference shares or Series U ADSs held by the trustees of a settlement will also be subject to U.K. inheritance tax. Special rules apply to such settlements.

A Series U preference share or Series U ADS beneficially owned by an individual whose domicile is determined to be the United States for purposes of the Estate Tax Treaty, and who is not a national of the United Kingdom at the relevant time, will not be subject to U.K. inheritance tax on the individual’s death or on a lifetime transfer of the Series U preference share or Series U ADS except where the Series U preference share or Series U ADS (i) is comprised in a settlement (unless, at the time of the settlement, the settlor was domiciled in the United States and was not a national of the United Kingdom); (ii) is part of the business property of a U.K. permanent establishment of an enterprise; or (iii) pertains to a U.K. fixed base of an individual used for the performance of independent personal services. The Estate Tax Treaty generally provides a credit system designed to avoid double taxation in a case where the Series U preference share or Series U ADS is subject both to U.K. inheritance tax and to U.S. federal estate or gift tax.

Stamp Duty and Stamp Duty Reserve Tax

Based on our current understanding of H.M. Revenue & Customs’ practice, we expect that no U.K. stamp duty or stamp duty reserve tax (SDRT) will be payable on the delivery of Series U preference shares in bearer form to the custodian or the ADR depositary. However, if this understanding proves to be incorrect, we will pay or procure payment of any such U.K. stamp duty or SDRT which becomes payable on the delivery of the Series U preference shares in bearer form to the custodian or the ADR depositary.

A transfer of a registered ADR executed and retained in the United States will not give rise to U.K. stamp duty and an agreement to transfer a registered ADR will not give rise to SDRT.

U.K. stamp duty will, subject to certain exceptions, be payable at the rate of 1.5% (rounded up, if necessary to the nearest £5) of the value of Series U preference shares in registered form on any instrument pursuant to which Series U preference shares are transferred (i) to, or to a nominee for, a person whose business is or includes the provision of clearance services or (ii) to, or to a nominee or agent for, a person whose business is or includes issuing depositary receipts. This would include transfers to the custodian for deposit under the ADR deposit agreement. U.K. SDRT, at the same rate, could also be payable in these circumstances but no SDRT will be payable if such stamp duty is paid. In accordance with the terms of the ADR deposit agreement, any tax or duty payable by the ADR depositary or the custodian on any of these transfers of Series U preference shares in registered form will be charged by the ADR depositary to the party to whom ADRs are delivered against such transfers.

Subject to certain exceptions, a transfer of Series U preference shares in registered form will attract ad valorem U.K. stamp duty, and an unconditional agreement to transfer would attract SDRT provided that SDRT will not be payable if U.K. stamp duty has been paid, generally at the rate of 0.5% (rounded up, if necessary, to the nearest £5) on the amount or value of the consideration for the transfer. Generally, ad valorem stamp duty applies neither to gifts nor on a transfer from a nominee to the beneficial owner, although in cases of transfers where no ad valorem stamp duty arises, a fixed U.K. stamp duty of £5 may be payable.

No U.K. stamp duty or SDRT is payable on the transfer by delivery of Series U preference shares in bearer form, provided that the agreement to transfer such shares is not made in contemplation of, or as part of an arrangement for, a takeover of the Group.

United States Information Reporting and Backup Withholding

Dividend payments and proceeds paid from the sale or other disposition of Series U preference shares or Series U ADSs may be subject to information reporting to the Internal Revenue Service (the “IRS”) and possible U.S. federal backup withholding at a current rate of 28%. Certain exempt recipients (such as corporations) are not subject to the information reporting or backup withholding requirements. Backup withholding generally will not apply to a holder who furnishes a correct taxpayer identification number or certificate of foreign status and makes any other required certification, or who is otherwise exempt from backup withholding and when required, demonstrates such fact. U.S. persons who are required to establish their exempt status generally must provide IRS Form W-9 (Request for Taxpayer Identification Number and Certification). Non-U.S. Holders generally will not be subject to U.S. information reporting or backup withholding. However, these holders may be required to provide certification of non-U.S. status (generally on IRS Form W-8BEN) in connection with payments received in the United States or through certain U.S.-related financial intermediaries.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability. A holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

Certain ERISA Considerations

This disclosure was written in connection with the promotion and marketing of the Series U preference shares by us and the underwriters, and it cannot be used by any holder for the purpose of avoiding penalties that may be asserted against the holder under the U.S. Internal Revenue Code of 1986, as amended (Internal Revenue Code). Prospective purchasers of the Series U preference shares should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations.

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on employee benefit plans subject to Title I of ERISA and on entities that are deemed to hold the assets of such plans (“ERISA Plans”), and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISA’s general fiduciary requirements, including, but not limited to, the requirement of investment prudence and diversification and the requirement that an ERISA Plan’s investments be made in accordance with the documents governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit certain transactions involving the assets of an ERISA Plan (as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Internal Revenue Code, such as individual retirement accounts (together with ERISA Plans, “Plans”)) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code.

Any Plan fiduciary that proposes to cause a Plan to purchase the Series U preference shares should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Internal Revenue Code to such an investment, and to confirm that such purchase and holding will not constitute or result in a non-exempt prohibited transaction or any other violation of an applicable requirement of ERISA or the Code.

Foreign plans, governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA), while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA and Section 4975 of the Internal Revenue Code, may nevertheless be subject to other federal, state, local or foreign laws or regulations that are substantially similar to the foregoing provisions of ERISA and the Internal Revenue Code (“Similar Law”). Fiduciaries of any such plans should consult with their counsel before purchasing the Series U preference shares to determine the need for, if necessary, and the availability of, any exemptive relief under any Similar Law.

UNDERWRITING

Under the terms and subject to the conditions of the underwriting agreement, and the pricing agreement, each dated September 26, 2007, each underwriter named below has severally agreed to purchase from us, and we have agreed to sell to such underwriter, the number of Series U preference shares in the form of Series U ADSs set forth opposite the name of such underwriter below.

Number of
Series U
Underwriter	ADSs

Merrill Lynch, Pierce, Fenner & Smith Incorporated	7,050
Greenwich Capital Markets, Inc.	7,050
Goldman, Sachs & Co.	300
Lehman Brothers Inc.	300
Banc of America Securities LLC	150
Wachovia Capital Markets, LLC	150

Total	15,000

The underwriting agreement provides that the obligations of the underwriters to purchase the Series U ADSs included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to take and pay for the total number of Series U ADSs offered hereby, if any such Series U ADSs are purchased.

The Series U preference shares represented by Series U ADSs are offered for sale only in jurisdictions where it is legal to make such offers.

Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Series U preference shares and Series U ADSs in circumstances in which section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Series U preference shares and Series U ADSs in, from or otherwise involving the United Kingdom.

The Series U ADSs will settle through the facilities of The Depository Trust Company, including its participants Clearstream Banking société anonyme, Luxembourg and Euroclear Bank SA/ NV. The CUSIP number for the Series U ADSs is 780097AU5 and the ISIN is US780097AU54.

During and after the offering, the underwriters may purchase and sell the Series U ADSs in the open market or otherwise. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Series U ADSs sold in the offering for their account may be reclaimed by the syndicate if such Series U ADSs are repurchased by the syndicate in stabilizing or covering transactions. These activities may have the effect of preventing or retarding a decline in the market price of the Series U ADSs. They may also cause the price of the Series U ADSs to be higher than the price that might otherwise prevail in the open market in the absence of these transactions. The underwriters may effect these transactions in the over the counter market, or otherwise. If the underwriters commence these transactions, they may discontinue them at any time.

The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

Merrill Lynch International has been appointed acquisition advisor to the Consortium Banks in their Offer for ABN AMRO. For a discussion of the Offer, please see the “The ABN AMRO Offer” section beginning on page S-16. In addition, Merrill Lynch advised us, and co-invested with us, in our 2005 strategic investment in Bank of China.

In the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect thereof.

The offering is being made in compliance with the requirements of Rule 2720 of the National Association of Securities Dealers, Inc. because Greenwich Capital Markets, Inc. and Citizens Securities, our wholly-owned indirect subsidiaries, may participate in offerings under our shelf registration statement of which this prospectus supplement and the accompanying prospectus are a part. Greenwich Capital Markets, Inc. is participating as a bookrunner in this offering. Maximum underwriting compensation for offerings under our shelf registration statement will not exceed 8% of the offering proceeds.

All post-effective amendments or prospectus supplements disclosing actual price and selling terms will be submitted to the Financial Industry Regulatory Authority, Inc. (“FINRA”) Corporate Financing Department (the “Department”) at the same time they are filed with the SEC. The Department will be advised if, subsequent to the filing of the offering, any 5% or greater shareholder of ours is or becomes an affiliate or associated person of a FINRA member participating in the distribution. All FINRA members participating in the offering understand the requirements that have to be met in connection with SEC Rule 415 and Notice-to-Members 88-101.

It is expected that delivery of the Series U preference shares as represented by Series U ADSs will be made against payment on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the sixth New York business day following the date of pricing of the Series U preference shares (such settlement cycle being referred to as “T+6”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three New York business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series U preference shares prior to the third New York business day before the delivery of the Series U preference shares will be required, by virtue of the fact that the Series U preference shares initially will settle in T+6, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Series U preference shares who wish to make such trades should consult their own advisors.

LEGAL OPINIONS

Our United States counsel, Shearman & Sterling LLP, and United States counsel for the underwriters, Sidley Austin LLP, will pass upon the validity of the Series U ADSs. Our Scottish solicitors, Dundas & Wilson CS LLP, will pass upon the validity of the Series U preference shares under Scots law. Our English solicitors, Linklaters LLP, will pass upon certain matters of English law relating to the issue and sale of the Series U preference shares.

PROSPECTUS

THE ROYAL BANK OF SCOTLAND GROUP plc

By this prospectus we may offer —

     DEBT SECURITIES
     DOLLAR PREFERENCE SHARES

up to an aggregate initial offering price of $4,725,000,000
or the equivalent thereof.

We will provide the
specific terms of these
securities in supplements to
this prospectus. You should
read this prospectus and the
supplements carefully
before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is September 25, 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (“SEC”) using a “shelf” registration or continuous offering process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $4,725,000,000 or the equivalent in one or more foreign currencies or currency units.

This prospectus provides you with a general description of the debt securities and dollar preference shares we may offer, which we will refer to collectively as the “securities”. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement will provide information regarding certain tax consequences of the purchase, ownership and disposition of the offered securities. The prospectus supplement may also add to, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. We will file each prospectus supplement with the SEC. You should read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information”.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s offices or obtained from the SEC’s website mentioned under the heading “Where You Can Find More Information”.

Certain Terms

In this prospectus, the terms “we”, “us” or “our” refer to The Royal Bank of Scotland Group plc, the term “Group” means The Royal Bank of Scotland Group plc and its subsidiaries, the term “RBS plc” means The Royal Bank of Scotland plc, the term “RBS” or the “Royal Bank” means RBS plc and its subsidiaries, the term “NWB Plc” means National Westminster Bank Plc and the term “NatWest” means NWB Plc and its subsidiaries.

We publish our consolidated financial statements in pounds sterling (“£” or “sterling”). In this prospectus and any prospectus supplement, references to “dollars” and “$” are to United States dollars.

USE OF PROCEEDS

Unless we have disclosed a specific plan in the accompanying prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus in the general business of our Group and to strengthen further our Group’s capital base. The Group has raised capital in various markets from time to time and we expect to continue to raise capital in appropriate markets as and when required.

THE ROYAL BANK OF SCOTLAND GROUP

The Royal Bank of Scotland Group plc is the holding company of one of the world’s largest banking and financial services groups, with a market capitalization of £59.9 billion as at June 30, 2007. Headquartered in Edinburgh, the Group operates in the United Kingdom, the United States and internationally. The Group’s operations are conducted principally through RBS and its subsidiaries, including National Westminster Bank Plc, except for the general insurance business (which is primarily conducted through Direct Line Group and Churchill Insurance). Both RBS and NatWest are major U.K. clearing banks whose origins go back over 275 years. In the United States, the Group’s subsidiary Citizens Financial Group, Inc. was ranked the ninth largest commercial banking organization by deposits as at March 31, 2007. The Group has a large and diversified customer base and provides a wide range of products and services to personal, commercial and large corporate and institutional customers. Our registered office is 36 St Andrew Square, Edinburgh EH2 2YB, Scotland and our principal place of business is RBS Gogarburn, PO Box 1000, Edinburgh EH12 1HQ, Scotland, telephone +44 131 626 0000.

DESCRIPTION OF DEBT SECURITIES

The following is a summary of the general terms of the debt securities. Each time that we issue debt securities, we will file a prospectus supplement with the SEC, which you should read carefully. The prospectus supplement may contain additional terms of those debt securities. The terms presented here, together with the terms contained in the prospectus supplement, will be a description of the material terms of the debt securities, but if there is any inconsistency between the terms presented here and those in the prospectus supplement, those in the prospectus supplement will apply and will replace those presented here. You should also read the indentures under which we will issue the debt securities, which we have filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

All of these debt securities of any series will be our subordinated obligations. Debt securities that have no stated maturity will be issued under a capital securities indenture. Other debt securities will be issued under a subordinated debt indenture. The Bank of New York is trustee under both indentures.

General

The debt securities are not deposits and are not insured by the United States Federal Deposit Insurance Corporation or any other government agency of the United States or the United Kingdom.

The indentures do not limit the amount of debt securities that we may issue. We may issue debt securities in one or more series. The relevant prospectus supplement for any particular series of debt securities will describe the terms of the offered debt securities, including some or all of the following terms:

•	whether they are capital securities or subordinated debt securities;

•	their specific designation, authorized denomination and aggregate principal amount;

•	the price or prices at which they will be issued;

•	the annual interest rate or rates, or how to calculate the interest rate or rates;

•	the date or dates from which interest, if any, will accrue or the method, if any, by which such date or dates will be determined;

•	the times and places at which any interest payments are payable;

•	any date of maturity;

•	the terms of any mandatory or optional redemption, including the amount of any premium;

•	any modifications or additions to the events of defaults with respect to the debt securities offered;

•	any provisions relating to conversion or exchange for other securities issued by us;

•	the currency or currencies in which they are denominated and in which we will make any payments;

•	any index used to determine the amount of any payments on the debt securities;

•	any restrictions that apply to the offer, sale and delivery of the debt securities and the exchange of debt securities of one form for debt securities of another form;

•	whether and under what circumstances, if other than those described in this prospectus, we will pay additional amounts on the debt securities following certain developments with respect to withholding tax or information reporting laws and whether, and on what terms, if other than those described in this prospectus, we may redeem the debt securities following those developments;

•	the terms of any mandatory or optional exchange; and

•	any listing on a securities exchange.

In addition, the prospectus supplement will describe the material U.S. federal and U.K. tax considerations that apply to any particular series of debt securities.

Debt securities may bear interest at a fixed rate or a floating rate. We will sell any subordinated debt securities that bear no interest, or that bear interest at a rate that at the time of issuance is below the prevailing market rate, at a discount to their stated principal amount.

Holders of debt securities shall have no voting rights except those described under “— Modification and Waiver” below.

Form of Debt Securities; Book-Entry System

General

Unless the relevant prospectus supplement states otherwise, the debt securities shall initially be represented by one or more global securities in registered form, without coupons attached, and will be deposited with or on behalf of one or more depositary, including, without limitation, The Depository Trust Company (“DTC”), Euroclear Bank SA/NV (“Euroclear”) and/or Clearstream Banking société anonyme, Luxembourg (“Clearstream Luxembourg”), and will be registered in the name of such depositary or its nominee. Unless and until the debt securities are exchanged in whole or in part for other securities that we issue or the global securities are exchanged for definitive securities, the global securities may not be transferred except as a whole by the depositary to a nominee or a successor of the depositary.

The debt securities may be accepted for clearance by DTC, Euroclear and Clearstream Luxembourg. Unless the relevant prospectus supplement states otherwise, the initial distribution of the debt securities will be cleared through DTC only. In such event, beneficial interests in the global debt securities will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC and its direct and indirect participants, including, as applicable, Euroclear and Clearstream Luxembourg.

The laws of some states may require that certain investors in securities take physical delivery of their securities in definitive form. Those laws may impair the ability of investors to own interests in book-entry securities.

So long as the depositary, or its nominee, is the holder of a global debt security, the depositary or its nominee will be considered the sole holder of such global debt security for all purposes under the indentures. Except as described below under “— Issuance of Definitive Securities”, no participant, indirect participant or other person will be entitled to have debt securities registered in its name, receive or be entitled to receive physical delivery of debt securities in definitive form or be considered the owner or holder of the debt securities under the indentures. Each person having an ownership or other interest in debt securities must rely on the procedures of the depositary, and, if a person is not a participant in the depositary, must rely on the procedures of the participant or other securities intermediary through which that person owns its interest to exercise any rights and obligations of a holder under the indentures or the debt securities.

Payments on the Global Debt Security

Payments of any amounts in respect of any global securities will be made by the trustee to the depositary. Payments will be made to beneficial owners of debt securities in accordance with the rules and procedures of the depositary or its direct and indirect participants, as applicable. Neither we nor the trustee nor any of our agents will have any responsibility or liability for any aspect of the records of any securities intermediary in the chain of intermediaries between the depositary and any beneficial owner of an interest in a global security, or the failure of the depositary or any intermediary to pass through to any beneficial owner any payments that we make to the depositary.

The Clearing Systems

DTC, Euroclear and Clearstream Luxembourg have advised us as follows:

DTC.  DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, including parties that may act as underwriters, dealers or agents with respect to the securities, banks, trust companies, clearing corporations and certain other organizations, some of which, along with certain of their representatives and others, own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Euroclear.  Euroclear holds securities for its participants and clears and settles transactions between its participants through simultaneous electronic book-entry delivery against payment. Euroclear provides various other services, including safekeeping, administration, clearance and settlement and securities lending and borrowing, and interfaces with domestic markets in several countries. Securities clearance accounts and cash accounts with Euroclear are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable law (collectively, the “Euroclear Terms and Conditions”). The Euroclear Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear.

Clearstream Luxembourg.  Clearstream Luxembourg is incorporated under the laws of The Grand Duchy of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries.

Issuance of Definitive Securities

So long as the depositary holds the global securities of a particular series of debt securities, such global securities will not be exchangeable for definitive securities of that series unless:

•	the depositary notifies the trustee that it is unwilling or unable to continue to act as depositary for the debt securities and the trustee does not appoint a successor to the depositary within 120 days;

•	we are wound up and we fail to make a payment on the debt securities when due; or

•	at any time we determine in our sole discretion that the global securities of a particular series of debt securities should be exchanged for definitive debt securities of that series in registered form.

Each person having an ownership or other interest in a debt security must rely exclusively on the rules or procedures of the depositary as the case may be, and any agreement with any direct or indirect participant of the depositary, including Euroclear or Clearstream Luxembourg and their participants, as applicable, or any other securities intermediary through which that person holds its interest, to receive or direct the delivery of possession of any definitive security. The indentures permit us to determine at any time and in our sole discretion that debt securities shall no longer be represented by global securities. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global securities at the request of each DTC participant. We would issue definitive certificates in exchange for any such beneficial interests withdrawn.

Definitive debt securities will be issued in registered form only. To the extent permitted by law, we, the trustee and any paying agent shall be entitled to treat the person in whose name any definitive security is registered as its absolute owner.

Payments in respect of each series of definitive securities will be made to the person in whose name the definitive securities are registered as it appears in the register for that series of debt securities. Payments will be made in respect of the debt securities by check drawn on a bank in New York or, if the holder requests, by transfer to the holder’s account in New York. Definitive securities should be presented to the paying agent for redemption.

If we issue definitive debt securities of a particular series in exchange for a particular global debt security, the depositary, as holder of that global debt security, will surrender it against receipt of the definitive debt securities, cancel the book-entry debt securities of that series, and distribute the definitive debt securities of that series to the persons and in the amounts that the depositary specifies.

If definitive securities are issued in the limited circumstances described above, those securities may be transferred in whole or in part in denominations of any whole number of securities upon surrender of the definitive securities certificates together with the form of transfer endorsed on it, duly completed and executed at the specified office of a paying agent. If only part of a securities certificate is transferred, a new securities certificate representing the balance not transferred will be issued to the transferor within three business days after the paying agent receives the certificate. The new certificate representing the balance will be delivered to the transferor by uninsured post at the risk of the transferor, to the address of the transferor appearing in the records of the paying agent. The new certificate representing the securities that were transferred will be sent to the transferee within three business days after the paying agent receives the certificate transferred, by uninsured post at the risk of the holder entitled to the securities represented by the certificate, to the address specified in the form of transfer.

Settlement

Initial settlement for each series of debt securities and settlement of any secondary market trades in the debt securities will be made in same-day funds. Book-entry debt securities held through DTC will settle in DTC’s Same-Day Funds Settlement System.

Payments

We will make any payments of interest and, in the case of subordinated debt securities, principal, on any particular series of debt securities on the dates and, in the case of payments of interest, at the rate or rates, that we set out in, or that are determined by the method of calculation described in, the relevant prospectus supplement.

Subordinated Debt Securities

Unless the relevant prospectus supplement provides otherwise, if we do not make a payment on that series of subordinated debt securities on any payment date, our obligation to make that payment shall be deferred, if it is an interest payment, until the date upon which we pay a dividend on any class of our share capital and, if it is a principal payment, until the first business day after the date that falls six months after the original payment date (a “Deferred Payment Date”). If we fail to make a payment before the Deferred Payment Date, that failure shall not create a default or otherwise allow any holder to sue us for the payment or take any other action. Each payment that is deferred in this way will accrue interest at the rate prevailing in accordance with the terms of the series of debt securities immediately before the original payment date. Any payment deferred in this way shall not be treated as due for any purpose, including for the purposes of ascertaining whether or not a Subordinated Debt Security Default has occurred, until the Deferred Payment Date.

Capital Securities

We are not required to make payments on any series of capital securities on any payment date and if we fail to make a payment, that shall not create a default. Any payment that we do not make in respect of any series of capital securities on any applicable payment date, together with any other unpaid payments, so long as they remain unpaid, shall be “Missed Payments” and will accumulate until paid. Missed Payments will not bear interest.

We may choose to pay any Missed Payments in whole or in part at any time on not less than 14 days’ notice to the trustee, but all Missed Payments on all capital securities of a particular series outstanding at the time shall become due and payable in full upon the occurrence of an “Event of Default” or, subject to the “solvency condition”, a “Capital Security Default”. These terms are defined below under “— Events of Default and Defaults; Limitation of Remedies”. If we give notice that we intend to pay all or part of the Missed Payments on the capital securities of any series, we shall be obliged, subject to the solvency condition, to do so at the time specified in our notice.

Except in a winding up, all payments on the capital securities of any series will be conditional upon our being solvent at the time of payment, and we will not make any payment unless we will still be solvent immediately afterwards. This is called the “solvency condition”. For this purpose, we shall be solvent if we are able to pay our debts as they fall due and our total non-consolidated assets exceed our total non-consolidated liabilities, excluding liabilities that do not constitute “Senior Claims” (as defined under “— Subordination” below) except in the case of the optional redemption or repurchase of any capital securities. A report as to our solvency by a director or, in certain circumstances, our auditors shall, unless there is a manifest error, be treated and accepted by us, the trustee and any holder of capital securities as correct and sufficient evidence of solvency or insolvency. If we fail to make any payment as a result of failure to satisfy the solvency condition, that payment will constitute a Missed Payment and will accumulate with any other Missed Payments until paid. In a winding up, the amount payable on capital securities of any series will be determined in accordance with the capital security subordination provisions described under “— Subordination” below.

You should note that if we are unable to make any payment on the capital securities of any series because we are not able to satisfy the solvency condition, the amount of any payment which we would otherwise make will be available to meet our losses.

Subordination

Subordinated Debt Securities

Unless the relevant prospectus supplement provides otherwise, in a winding up, all payments on any series of subordinated debt securities will be subordinate to, and subject in right of payment to the prior payment in full of, all claims of all of our creditors other than claims in respect of any liability that is, or is expressed to be, subordinated, whether only in the event of a winding up or otherwise, to the claims of all or any of our creditors, in the manner provided in the subordinated debt indenture.

Capital Securities

Unless the relevant prospectus supplement provides otherwise, in a winding up, the principal amount of, and payments and any Missed Payments on, any series of capital securities will be subordinate to, and subject in right of payment to the prior payment in full of, all Senior Claims. The following are “Senior Claims” in respect of any series of capital securities:

•	all claims of our unsubordinated creditors admitted in the winding up;

•	all claims of our creditors in respect of liabilities that are, or are expressed to be, subordinated, whether only in the event of a winding up or otherwise, to the claims of our unsubordinated creditors but not further or otherwise; and

•	all other claims except those that rank, or are expressed to rank, equally with or junior to the claims of any holder of capital securities of any series.

Additional senior claims, if any, may be set forth in the accompanying prospectus supplement.

If at any time an order is made or a shareholders’ resolution is passed for a winding up, any amounts that would have been payable in respect of the capital securities of any series if, on and after the day immediately before the winding up began, any holder of those capital securities had been the holder of preference shares in our capital with a preferential right to a return of assets in the winding up over the holders of all other issued shares, including all classes of our preference shares, will be payable on those capital securities. These amounts will be calculated assuming that such preference shares were entitled, to the exclusion of all other rights or privileges, to receive as a return of capital an amount equal to the principal amount of the capital securities of the series then outstanding, together with all payments accrued to the date of repayment at the rate provided for in those capital securities and any Missed Payments. Accordingly, no amount will be payable in a winding up on any series of capital securities until all Senior Claims admitted in the winding up have been paid in full.

General

As a consequence of these subordination provisions, if winding up proceedings should occur, each holder may recover less ratably than the holders of our unsubordinated liabilities and, in the case of the holders of capital securities, the holders of certain of our subordinated liabilities, including the holders of subordinated debt securities. If, in any winding up, the amount payable on any series of debt securities and any claims ranking equally with that series are not paid in full, those debt securities and other claims ranking equally will share ratably in any distribution of our assets in a winding up in proportion to the respective amounts to which they are entitled. If any holder is entitled to any recovery with respect to the debt securities in any winding up or liquidation, the holder might not be entitled in those proceedings to a recovery in U.S. dollars and might be entitled only to a recovery in pounds sterling or any other lawful currency of the United Kingdom.

In addition, because we are a holding company, our rights to participate in the assets of any subsidiary if it is liquidated will be subject to the prior claims of its creditors, including, in the case of our bank subsidiaries, their depositors, except to the extent that we may be a creditor with recognized claims against the subsidiary.

Additional Amounts

Unless the relevant prospectus supplement provides otherwise, we will pay any amounts to be paid by us on any series of debt securities without deduction or withholding for, or on account of, any and all present and future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any political subdivision thereof or authority that has the power to tax (a “U.K. taxing jurisdiction”), unless such deduction or withholding is required by law. If at any time a U.K. taxing jurisdiction requires us to make such deduction or withholding, we will pay additional amounts with respect to the principal of, and payments and Missed Payments on, the debt securities (“Additional Amounts”) that are necessary in order that the net amounts paid to the holders of those debt securities, after the deduction or withholding, shall equal the amounts of principal and any payments and Missed Payments which would have been payable on that series of debt securities if the deduction or withholding had not been required. However, this will not apply to any tax that would not have been payable or due but for the fact that:

•	the holder or the beneficial owner of the debt securities is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or physically present in, a U.K. taxing jurisdiction or otherwise having some connection with the U.K. taxing jurisdiction other than the holding or ownership of a debt security, or the collection of any payment of, or in respect of, principal of, or any payments or Missed Payments on, any debt security of the relevant series;

•	except in the case of a winding up in the United Kingdom, the relevant debt security is presented (where presentation is required) for payment in the United Kingdom;

•	the relevant debt security is presented (where presentation is required) for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that the holder would have been entitled to the Additional Amounts on presenting the debt security for payment at the close of that 30 day period;

•	the holder or the beneficial owner of the relevant debt security or the beneficial owner of any payment of or in respect of principal of, or any payments or Missed Payments on, the debt security failed to comply with a request by us or our liquidator or other authorized person addressed to the holder to provide information concerning the nationality, residence or identity of the holder or the beneficial owner or to make any declaration or other similar claim to satisfy any information requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of a U.K. taxing jurisdiction as a precondition to exemption from all or part of the tax;

•	the withholding or deduction is imposed on a payment to or for the benefit of an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such directive;

•	the relevant debt security is presented (where presentation is required) for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant debt security to another paying agent in a Member State of the European Union; or

•	any combination of the above items;

nor shall Additional Amounts be paid with respect to the principal of, and payments and Missed Payments on, the debt securities to any holder who is a fiduciary or partnership or settlor or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of any taxing jurisdiction to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such Additional Amounts, had it been the holder.

Whenever we refer in this prospectus and any prospectus supplement, in any context, to the payment of the principal of or any payments, or any Missed Payments on, or in respect of, any debt security of any series, we mean to include the payment of Additional Amounts to the extent that, in the context, Additional Amounts are, were or would be payable.

Redemption

Unless the relevant prospectus supplement provides otherwise and, in the case of capital securities, if the solvency condition is satisfied, we will have the option to redeem the debt securities of any series as a whole upon not less than 30 nor more than 60 days’ notice, on any payment date, at a redemption price equal to 100% of their principal amount together with any accrued but unpaid payments of interest, and all Missed Payments in the case of Capital Securities, to the redemption date, or, in the case of discount securities, their accreted face amount, together with any accrued interest, if we determine that as a result of a change in or amendment to the laws or regulations of a U.K. taxing jurisdiction, including any treaty to which it is a party, or a change in an official application or interpretation of those laws or regulations, including a decision of any court or tribunal, which becomes effective on or after the date of the applicable prospectus supplement:

•	in making any payments or Missed Payments on the particular series of debt securities, we have paid or will or would on the next payment date be required to pay Additional Amounts;

•	payments, including Missed Payments, on the next payment date in respect of any of the series of debt securities would be treated as “distributions” within the meaning of Section 209 of the Income and Corporation Taxes Act 1988 of the United Kingdom, or any statutory modification or re-enactment of the Act; or

•	on the next payment date we would not be entitled to claim a deduction in respect of the payments in computing our U.K. taxation liabilities, or the value of the deduction to us would be materially reduced.

In each case we shall be required, before we give a notice of redemption, to deliver to the trustee a written legal opinion of independent U.K. counsel of recognized standing, selected by us, in a form satisfactory to the trustee confirming that we are entitled to exercise our right of redemption.

The relevant prospectus supplement will specify whether or not we may redeem the debt securities of any series, in whole or in part, at our option, in any other circumstances and, if so, the prices and any premium at which and the dates on which we may do so. In the case of capital securities, redemption will only be allowed if the solvency condition is satisfied. Any notice of redemption of debt securities of any series will state, among other items:

•	the redemption date;

•	the amount of debt securities to be redeemed if less than all of the series is to be redeemed;

•	the redemption price;

•	that the redemption price will, subject to the solvency condition, become due and payable on the redemption date and that payments will cease to accrue on such date; and

•	the place or places at which each holder may obtain payment of the redemption price.

In the case of a partial redemption, the trustee shall select the debt securities to be redeemed in any manner which it deems fair and appropriate.

We or any of our subsidiaries may at any time and from time to time purchase debt securities of any series in the open market or by tender (available to each holder of debt securities of the relevant series) or by private agreement, if applicable law allows and if, in the case of capital securities, the solvency condition is satisfied. Any debt securities of any series that we purchase beneficially for our own account, other than in connection with dealing in securities, will be treated as cancelled and will no longer be issued and outstanding.

Under existing U.K. Financial Services Authority requirements, we may not make any redemption or repurchase of any debt securities beneficially for our own account, other than a repurchase in connection with dealing in securities, unless we give prior notice to the U.K. Financial Services Authority and, in certain circumstances, it consents in advance. The U.K. Financial Services Authority may impose conditions on any redemption or repurchase.

Modification and Waiver

We and the trustee may make certain modifications and amendments of the applicable indenture with respect to any series of debt securities without the consent of the holders of the debt securities. We may make other modifications and amendments with the consent of the holder or holders of not less than 66 2/3% in aggregate principal amount of the debt securities of the series outstanding under the indenture that are affected by the modification or amendment, voting as one class. However, we may not make any modification or amendment without the consent of the holder of each debt security affected that would:

•	change the stated maturity of the principal amount of any subordinated debt security or the terms of any capital security to include a stated maturity date;

•	reduce the principal amount of or the payments or any Missed Payments with respect to any debt security;

•	change our obligation (or our successor’s) to pay Additional Amounts;

•	change the currency of payment;

•	impair the right to institute suit for the enforcement of any payment due and payable;

•	reduce the percentage in aggregate principal amount of outstanding debt securities of the series necessary to modify or amend the indenture or to waive compliance with certain provisions of the indenture and any past Event of Default, Subordinated Debt Security Default or Capital Security Default;

•	modify the subordination provisions or the terms of our obligations in respect of the due and punctual payment of the amounts due and payable on the debt securities in a manner adverse to the holders; or

•	modify the above requirements.

In addition, material variations in the terms and conditions of debt securities of any series, including modifications relating to subordination, redemption, events of default, subordinated debt security defaults, capital security defaults or capital security payment events, may require the non-objection from, or consent of, the U.K. Financial Services Authority.

Events of Default and Defaults; Limitation of Remedies

Events of Default

Unless the relevant prospectus supplement provides otherwise, if (i) a court of competent jurisdiction makes an order which is not successfully appealed within 30 days or (ii) an effective shareholders’ resolution is validly adopted, for our winding up, other than under or in connection with a scheme of amalgamation or reconstruction not involving a bankruptcy or insolvency, that order or resolution will constitute an “Event of Default” with respect to the debt securities of each series. If an Event of Default occurs and is continuing, the trustee or the holder or holders of at least 25% in aggregate principal amount of the outstanding debt securities of each series may declare the principal amount of, any accrued but unpaid payments (or, in the case of discount securities, the accreted face amount, together with any accrued interest), and any Missed Payments, on the debt securities of the series to be due and payable immediately in accordance with the terms of the indenture. However, after this declaration but before the trustee obtains a judgment or decree for payment of money due, the holder or holders of a majority in aggregate principal amount of the outstanding debt securities of the series may rescind the declaration of acceleration and its consequences, but only if all Events of Default have been remedied and all payments due, other than those due as a result of acceleration, have been made.

Subordinated Debt Security Defaults

Unless the relevant prospectus supplement provides otherwise, it shall be a “Subordinated Debt Security Default” with respect to any series of subordinated debt securities if:

•	any installment of interest upon any subordinated debt security of that series is not paid on or before its Deferred Payment Date and such failure continues for 14 days; or

•	all or any part of the principal of any subordinated debt security of that series is not paid on its Deferred Payment Date, or when it otherwise becomes due and payable, whether upon redemption or otherwise, and such failure continues for seven days.

If a Subordinated Debt Security Default occurs and is continuing, the trustee may pursue all legal remedies available to it, including commencing a proceeding for our winding up in England or Scotland (but not elsewhere), but the trustee may not declare the principal amount of any outstanding subordinated debt security due and payable. However, failure to make any payment on a series of subordinated debt securities shall not be a Subordinated Debt Security Default if it is withheld or refused in order to comply with any applicable fiscal or other law or regulation or order of any court of competent jurisdiction, or if there is doubt as to the validity or applicability of any law, regulation or order, in accordance with advice given at any time before the expiry of the applicable 14-day or 7-day period by independent legal advisors acceptable to the trustee. In the second case, the trustee may require us to take action (including proceedings for a court declaration) to resolve the doubt, if counsel advises it that such action is appropriate and reasonable in the circumstances, in which case we shall immediately take and expeditiously proceed with the action and shall be bound by any final resolution of the doubt. If any such action results in a determination that the relevant payment can be made without violating any applicable law, regulation or order then the payment shall become due and payable on the expiration of the applicable 14-day or 7-day period after the trustee gives written notice to us informing us of such determination.

By accepting a subordinated debt security, each holder and the trustee will be deemed to have waived any right of set-off, counterclaim or combination of accounts with respect to the subordinated debt securities or the applicable indenture (or between our obligations under or in respect of any subordinated debt security and any liability owed by a holder or the trustee to us) that they might otherwise have against us, whether before or during our winding up.

Capital Security Defaults

Unless the relevant prospectus supplement provides otherwise, it shall be a “Capital Security Default” with respect to any series of capital securities if:

•	we fail to pay or to set aside a sum to provide for payment of any Missed Payments on or prior to the date upon which a dividend is paid on any class of our share capital, or we make a redemption or repurchase of any other capital securities of the same series other than a repurchase in connection with dealing in securities, and such failure continues for 30 days; or

•	we fail to pay or to set aside a sum to provide for payment of the principal amount, any accrued but unpaid payments and any Missed Payments on the date fixed for redemption of the capital security and such failure continues for seven days.

If any Capital Security Default shall occur and is continuing, the trustee may pursue all legal remedies available to it, including commencing a judicial proceeding for the collection of the sums due and unpaid or a proceeding for our winding up in England or Scotland (but not elsewhere), but the trustee may not declare the principal amount or other interest on or expenses in respect of any outstanding capital security to be due and payable and in so doing any such proceedings shall not prejudice the provisions relating to subordination set out above. If we fail to make payment as described above and the solvency condition is not satisfied at the end of the 30-day or 7-day period following that failure, it shall not create a Capital Security Default but instead shall create a “Capital Security Payment Event”. On a Capital Security Payment Event, the trustee may institute proceedings in England or Scotland (but not elsewhere) for our winding up but may not pursue any other legal remedy, including a judicial proceeding for the collection of the sums due and unpaid.

By accepting a capital security, each holder and the trustee will be deemed to have waived any right of set-off, counterclaim or combination of accounts with respect to the capital securities or the applicable indenture (or between our obligations under or in respect of any capital securities and any liability owed by a holder or the trustee to us) that they might otherwise have against us, whether before or during our winding up.

General

The holder or holders of not less than a majority in aggregate principal amount of the debt securities of any series may waive any past Event of Default, Subordinated Debt Security Default, Capital Security Default or Capital Security Payment Event with respect to the series, except an Event of Default, Subordinated Debt Security Default or Capital Security Default in respect of the payment of principal of or payments or Missed Payments on, any debt security or a covenant or provision of the applicable indenture which cannot be modified or amended without the consent of each holder of debt securities of such series.

Subject to the provisions of the applicable indenture relating to the duties of the trustee, if an Event of Default, Subordinated Debt Security Default, Capital Security Default or Capital Security Payment Event occurs and is continuing with respect to the debt securities of any series, the trustee will be under no obligation to any holder or holders of the debt securities of the series, unless they have offered reasonable indemnity to the trustee. Subject to the indenture provisions for the indemnification of the trustee, the holder or holders of a majority in aggregate principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the series, if the direction is not in conflict with any rule of law or with the applicable indenture and the trustee does not determine that the action would be unjustly prejudicial to the holder or holders of any debt securities of any series not taking part in that direction. The trustee may take any other action that it deems proper which is not inconsistent with that direction.

The indentures provide that the trustee will, within 90 days after the occurrence of an Event of Default, Subordinated Debt Security Default, Capital Security Default or Capital Security Payment Event with respect to the debt securities of any series, give to each holder of the debt securities of the affected series notice of the Event of Default, Subordinated Debt Security Default, Capital Security Default, or Capital Security Payment Event known to it, unless the Event of Default, Subordinated Debt Security Default, Capital Security Default or Capital Security Payment Event has been cured or waived. However, the trustee shall be protected in withholding notice if it determines in good faith that withholding notice is in the interest of the holders.

We are required to furnish to the trustee annually a statement as to our compliance with all conditions and covenants under the indenture.

Consolidation, Merger and Sale of Assets; Assumption

We may, without the consent of the holders of any of the debt securities, consolidate with, merge into or transfer or lease our assets substantially as an entirety to, any person, provided that any successor corporation formed by any consolidation or amalgamation, or any transferee or lessee of our assets, is a company organized under the laws of any part of the United Kingdom that assumes our obligations on the debt securities and under the applicable indenture, and that certain other conditions are met.

Subject to applicable law and regulation, any of our wholly-owned subsidiaries may assume our obligations under the debt securities of any series without the consent of any holder, provided that we unconditionally guarantee, on a subordinated basis in substantially the manner described under “ — Subordination” above, the obligations of the subsidiary under the debt securities of that series. If we do, all of our direct obligations under the debt securities of the series and the applicable indenture shall immediately be discharged. Any Additional Amounts under the debt securities of the series will be payable in respect of taxes imposed by the jurisdiction in which the assuming subsidiary is incorporated, subject to exceptions equivalent to those that apply to any obligation to pay Additional Amounts in respect of taxes imposed by any U.K. taxing jurisdiction, rather than taxes imposed by any U.K. taxing jurisdiction. However, if we make payment under the guarantee, we shall be required to pay Additional Amounts related to taxes, subject to the exceptions described in “— Additional Amounts” above, imposed by any U.K. taxing jurisdiction by reason of the guarantee payment. The subsidiary that assumes our obligations will also be entitled to redeem the debt securities of the relevant series in the circumstances described in “— Redemption” above with respect to any change or amendment to, or change in the application or official interpretation of, the laws or regulations (including any treaty) of the assuming subsidiary’s jurisdiction of incorporation which occurs after the date of the assumption. However, the determination of whether the solvency condition has been satisfied shall continue to be made with reference to us, unless applicable law requires otherwise.

An assumption of our obligations under the debt securities of any series might be deemed for U.S. federal income tax purposes to be an exchange of those debt securities for new debt securities by each beneficial owner, resulting in a recognition of taxable gain or loss for those purposes and possibly certain other adverse tax consequences. You should consult your tax advisor regarding the U.S. federal, state and local income tax consequences of an assumption.

Governing Law

The debt securities and the indentures will be governed by and construed in accordance with the laws of the State of New York, except that, as the indentures specify, the subordination provisions of each series of debt securities and the indentures will be governed by and construed in accordance with the laws of England.

Notices

All notices to holders of registered debt securities shall be validly given if in writing and mailed, first-class postage prepaid, to them at their respective addresses in the register maintained by the trustee.

The Trustee

The Bank of New York is the trustee under the indentures. The trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act of 1939. Subject to the provisions of the Trust Indenture Act of 1939, the trustee is under no obligation to exercise any of the powers vested in it by the indentures at the request of any holder of notes, unless offered reasonable indemnity by the holder against the costs, expense and liabilities which might be incurred thereby. We and certain of our subsidiaries maintain deposit accounts and conduct other banking transactions with The Bank of New York in the ordinary course of our business. The Bank of New York is also the book-entry depositary with respect to certain of our debt securities and the depositary with respect to the ADSs representing certain of our preference shares, and trustee with respect to certain of our other debt securities.

Consent to Service of Process

Under the indentures, we irrevocably designate CT Corporation System as our authorized agent for service of process in any legal action or proceeding arising out of or relating to the indentures or any debt securities brought in any federal or state court in The City of New York, New York and we irrevocably submit to the jurisdiction of those courts.

DESCRIPTION OF DOLLAR PREFERENCE SHARES

The following is a summary of the general terms of the dollar preference shares of any series. Each time that we issue dollar preference shares, we will file a prospectus supplement with the SEC, which you should read carefully. The prospectus supplement will designate the terms of the dollar preference shares of the particular series, which are set out in the resolutions establishing the series that our board of directors or an authorized committee thereof (referred to in this section as the board of directors) adopt. These terms may amend, supplement or be different from those summarized below, and if so the applicable prospectus supplement will state that, and the description of the dollar preference shares of that series contained in the prospectus supplement will apply. You should also read our Articles of Association, which we have filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. You should read the summary of the general terms of the ADR deposit agreement under which American Depositary Receipts evidencing American Depositary Shares that may represent dollar preference shares may be issued, under the heading “Description of American Depositary Receipts”.

General

Under our Articles of Association, our board of directors is authorized to provide for the issuance of dollar preference shares, in one or more series, with the dividend rights, liquidation value per share, redemption provisions, voting rights and other rights, preferences, privileges, limitations and restrictions that are set forth in resolutions providing for their issue adopted by our board of directors. Our board of directors may only provide for the issuance of dollar preference shares of any series if a resolution of our shareholders has authorized the allotment of shares.

The dollar preference shares of any series will have the dividend rights, rights upon liquidation, redemption provisions and voting rights described below, unless the relevant prospectus supplement provides otherwise. You should read the prospectus supplement for the specific terms of any series, including:

•	the number of shares offered, the number of shares offered in the form of ADSs and the number of dollar preference shares represented by each ADS;

•	the public offering price of the series;

•	the liquidation value per share of that series;

•	the dividend rate, or the method of calculating it;

•	the place where we will pay dividends;

•	the dates on which dividends will be payable;

•	the circumstances under which dividends may not be payable;

•	voting rights;

•	the restrictions applicable to the sale and delivery of the dollar preference shares;

•	whether and under what circumstances we will pay additional amounts on the dollar preference shares in the event of certain developments with respect to withholding tax or information reporting laws;

•	any redemption, conversion or exchange provisions;

•	any listing on a securities exchange; and

•	any other rights, preferences, privileges, limitations and restrictions relating to the series.

The prospectus supplement will also describe material U.S. and U.K. tax considerations that apply to any particular series of dollar preference shares.

The dollar preference shares of any series will rank junior as to dividends to the cumulative preference shares, equally as to dividends with other non-cumulative preference shares, the exchange preference shares of any series and the sterling preference shares, equally as to repayment of capital on a winding up or liquidation with other non-cumulative preference shares, the exchange preference shares of any series, the sterling preference shares and the cumulative preference shares and, unless the resolutions of our board of directors establishing any series of dollar preference shares specify otherwise and the related prospectus supplement so states, will rank equally in all respects with the dollar preference shares of each other series and any other of our shares which are expressed to rank equally with them. The preferential rights to dividends of the holders of the cumulative preference shares are cumulative whereas the preferential rights to dividends of the holders of any series of dollar preference shares, any series of exchange preference shares, the euro preference shares, and any sterling preference shares will be or are non-cumulative. Holders of dollar preference shares will have no pre-emptive rights.

The dollar preference shares will rank in priority to our ordinary shares as regards the right to receive dividends and rights to repayment of capital if we are wound up or liquidated, whether or not voluntarily.

There are no restrictions under our Articles of Association or under Scots law as currently in effect that limit the right of non-resident or foreign owners, as such, to acquire dollar preference shares of any series freely or, when entitled to vote dollar preference shares of a particular series, to vote those dollar preference shares. There are currently no English or Scots laws, decrees, or regulations that would prevent the remittance of dividends or other payments on the dollar preference shares of any series to non-resident holders.

Dividends

Non-cumulative preferential dividends on each series of dollar preference shares will be payable at the rate or rates and on the dates set out in the relevant prospectus supplement and will accrue from their date of issue.

Pursuant to our Articles of Association, our board of directors may resolve prior to the issue and allotment of any series of dollar preference shares that full dividends on such series of dollar preference shares in respect of a particular dividend payment date will not be declared and paid if, (i) in its sole and absolute discretion, the board of directors resolves prior to the relevant dividend payment date that such dividend (or part thereof) shall not be paid or (ii) in the opinion of the board of directors, payment of a dividend would breach or cause a breach of the capital adequacy requirements of the U.K. Financial Services Authority that apply at that time to us and/or any of our subsidiaries, or subject to the next following paragraph, our distributable profits, after the payment in full, or the setting aside of a sum to provide for the payment in full, of all dividends stated to be payable on or before the relevant dividend payment date on the cumulative preference shares (and any arrears of dividends thereon), are insufficient to cover the payment in full of dividends on that series of dollar preference shares and dividends on any of our other preference shares stated to be payable on the same date as the dividends on that series and ranking equally as to dividends with the dollar preference shares of that series. The U.K. Companies Act 1985 (as amended) defines “distributable profits” as, in general terms, and subject to adjustment, accumulated realized profits less accumulated realized losses.

Unless the applicable prospectus supplement states otherwise, if dividends are to be paid but our distributable profits are, in the opinion of the board of directors, insufficient to enable payment in full of dividends on any series of dollar preference shares on any dividend payment date and also the payment in full of all other dividends stated to be payable on such date on any other non-cumulative preference shares and any other share capital expressed to rank pari passu therewith as regards participation in profits, after payment in full, or the setting aside of a sum to cover the payment in full, of all dividends stated to be payable on or before such date on any cumulative preference share, then the board of directors shall (subject always to sub-clauses (i) and (ii) of the preceding paragraph) declare and pay dividends to the extent of the available distributable profits (if any) on a pro rata basis so that (subject as aforesaid) the amount of dividends declared per share on the dollar preference shares of the series and the dividends stated to be payable on such date on any other non-cumulative preference shares and any other share capital expressed to rank pari passu therewith as regards distribution of profits will bear to each other the same ratio that accrued dividends per share on the dollar preference shares of the series and other non-cumulative preference shares, and any other share capital expressed to rank pari passu therewith as regards participation in profits, bear to each other.

Dividends on the cumulative preference shares, including any arrears, are payable in priority to any dividends on any series of dollar preference shares, and as a result, we may not pay any dividend on any series of dollar preference shares unless we have declared and paid in full dividends on the cumulative preference shares, including any arrears.

If we have not declared and paid in full the dividend stated to be payable on any series of dollar preference shares on the most recent dividend payment date, or if we have not set aside a sum to provide for payment in full, in either case for the reasons set out in sub-clause (ii) of the second paragraph of this section, we may not declare or pay any dividends upon any of our other share capital (other than the cumulative preference shares) and we may not set aside any sum to pay such dividends, unless, on the date of declaration, we set aside an amount equal to the dividend for the then-current dividend period payable on that series of dollar preference shares to provide for the payment in full of the dividend on that series of dollar preference shares on the next dividend payment date. If we have not declared and paid in full any dividend payable on any series of dollar preference shares on any dividend payment date, or if we have not set aside a sum to provide for payment in full, in either case for the reasons set out in sub-clause (ii) of the second paragraph of this section, we may not redeem, purchase or otherwise acquire for any consideration any of our other share capital and may not set aside any sum or establish any sinking fund to redeem, purchase or otherwise acquire them, until we have declared and paid in full dividends on that series of dollar preference shares in respect of successive dividend periods singly or together aggregating no less than 12 months.

To the extent that any dividend on any dollar preference share to which sub-clause (i) of the second paragraph of this section applies is, on any occasion, not declared and paid by reason of the exercise of the board of directors’ discretion referred to in sub-clause (i) of the second paragraph of this section, holders of such dollar preference shares shall have no claim in respect of such non-payment. In addition, such non-payment shall not prevent or restrict (a) the declaration and payment of dividends on any other series of dollar preference shares or on any of our non-cumulative preference shares expressed to rank pari passu with our dollar preference shares, (b) the setting aside of sums for the payment of dividends referred to in (a), (c) except as set forth in the following paragraph, the redemption, purchase or other acquisition of our shares by us, or (d) except as set forth in the following paragraph, the setting aside of sums, or the establishment of sinking funds, for any such redemption, purchase or other acquisition by us.

If we have not declared and paid in full the dividend stated to be payable on any series of dollar preference shares as a result of the board of directors’ discretion referred to in sub-clause (i) of the second paragraph of this section, then we may not redeem, purchase or otherwise acquire for any consideration any of our share capital ranking after such dollar preference shares, and may not set aside any sum nor establish any sinking fund for the redemption, purchase or other acquisition thereof, until such time as we have declared and paid in full dividends on such series of dollar preference shares in respect of successive dividend periods singly or together aggregating no less than 12 months. In addition, no dividend may be declared or paid on any of our share capital ranking after such dollar preference shares as to dividends until such time as the dividend stated to be payable on the dollar preference shares to which the discretion in sub-clause (i) of the second paragraph of this section applies in respect of a dividend period has been declared and paid in full.

No series of dollar preference shares rank after any other series of preference shares with which it is expressed to rank pari passu as regards participation in profits, by reason only of the board of directors’ discretion referred to in sub-clause (i) of the second paragraph of this section, or any dividend on that series not being paid by virtue of such discretion.

Dividends on the dollar preference shares of any series will be non-cumulative. If the board of directors does not pay a dividend or any part of a dividend when due on a dividend payment date in respect of any series of dollar preference shares because it is not required to do so, then holders of dollar preference shares of the applicable series will have no claim in respect of the non-payment and we will have no obligation to pay the dividend accrued for the dividend period or to pay any interest on the dividend, whether or not dividends on the dollar preference shares of the series are declared for any future dividend period. The holders of the dollar preference shares of any series will have no right to participate in our profits.

Any dividend which has remained unclaimed for 12 years from the date when it became due shall be forfeited and shall revert to us.

We will calculate the amount of dividends payable on the dollar preference shares of any series for each dividend period using the method determined by the board of directors before the shares are issued, except for any dividend period shorter than a full dividend period, for which the amount of dividend payable will be calculated on the basis of 12 30-day months, a 360-day year and the actual number of days elapsed in the period, unless the applicable prospectus supplement states otherwise. Payments of less than $0.01 will be rounded upwards.

Dividends declared on the dollar preference shares of any series will be payable to the ADR depositary or the record holders as they appear on the register on the appropriate record dates, which will be the number of days before the relevant dividend payment dates that the board of directors determines before the allotment of the particular series. If applicable fiscal or other laws and regulations permit, each payment will be made, in the case of dollar preference shares of any series in bearer form, by dollar check drawn on, or by transfer to a dollar account maintained by the payee with, a bank in London or in The City of New York or, in the case of dollar preference shares of any series in registered form, by dollar check drawn on a bank in London or in The City of New York and mailed to the record holder at the holder’s address as it appears on the register for the dollar preference shares. If any date on which dividends are payable on the dollar preference shares of any series is not a business day, then we will pay the dividend on the next business day, without any interest or other payment in respect of the delay, unless it falls in the next calendar month, in which case we will make the payment on the preceding business day. A “business day” is any day on which banks are open for business, and foreign exchange dealings may be conducted, in London and The City of New York.

Liquidation Rights

If we are wound up or liquidated, whether or not voluntarily, the holders of the dollar preference shares of each series will be entitled to receive out of our surplus assets available for distribution to shareholders, after payment of arrears (if any) of dividends on the cumulative preference shares up to the date of payment, equally with our cumulative preference shares, any other series of non-cumulative preference shares then outstanding, and all of our other shares ranking equally with that series of dollar preference shares as regards participation in our surplus assets, a distribution in U.S. dollars per dollar preference share equal to the liquidation value per share, together with an amount equal to dividends for the then current dividend period accrued to the date of payment, before any distribution or payment may be made to holders of our ordinary shares or any other class of our shares ranking after the dollar preference shares of that series. If the assets available for distribution are insufficient to pay in full the amounts payable with respect to the dollar preference shares of that series and any of our other preference shares ranking equally as to any such distribution with those dollar preference shares, the holders of those dollar preference shares and other preference shares will share ratably in any distribution of our surplus assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidation distribution to which they are entitled, the holders of the dollar preference shares will have no right or claim to any of our surplus assets and will not be entitled to any further participation in surplus assets. If the holders of the dollar preference shares are entitled to any recovery with respect to the dollar preference shares in any winding up or liquidation, they might not be entitled in such proceedings to a recovery in U.S. dollars and might be entitled only to a recovery in pounds sterling.

Optional Redemption

Unless the relevant prospectus supplement specifies otherwise, we may redeem the dollar preference shares of each series, at our option, in whole or in part from time to time, on any date no earlier than five years and one day after they are issued, in accordance with the notice period and at the redemption prices set forth in the prospectus supplement plus the dividends otherwise payable for the then-current dividend period accrued to the redemption date.

Each notice of redemption will specify:

•	the redemption date;

•	the particular dollar preference shares of the series to be redeemed;

•	the redemption price, specifying the amount of the accrued but unpaid dividend per share to be included and stating that dividends shall cease to accrue on redemption; and

•	the place or places where holders may surrender documents of title and obtain payment of the redemption price.

Our Articles of Association provide that no defect in the notice of redemption or in the giving of the notice will affect the validity of the redemption proceedings.

If fewer than all of the outstanding dollar preference shares of a series are to be redeemed, our Articles of Association provide that, for the purposes of determining the particular dollar preference shares to be redeemed, we shall cause a drawing to be made in the presence of our independent auditors.

If certain limitations contained in our Articles of Association, the special rights of any of our shares, and the provisions of applicable law permit (including, without limitation, the U.S. federal securities laws), we may, at any time or from time to time, purchase outstanding dollar preference shares of any series by tender, available to all holders of those dollar preference shares, in the open market, or by private agreement, in each case upon the terms and conditions that the board of directors shall determine. Any dollar preference shares of any series that we purchase for our own account will pursuant to applicable law be treated as cancelled and will no longer be issued and outstanding.

Under existing U.K. Financial Services Authority requirements, we may not redeem or purchase any dollar preference shares unless we give prior notice to the U.K. Financial Services Authority and, in certain circumstances, it (i) consents in advance and (ii) at the time when the notice of redemption is given and immediately following such redemption, we are or will be (as the case may be) in compliance with our capital adequacy requirements as provided in the regulations relating to capital adequacy then in effect of the U.K. Financial Services Authority. The U.K. Financial Services Authority may impose conditions on any redemption or purchase.

Voting Rights

The holders of the dollar preference shares of any series will not be entitled to receive notice of, attend or vote at any general meeting of our shareholders except as provided by applicable law or as described below.

If any resolution is proposed for adoption by our shareholders varying or abrogating any of the rights attaching to the dollar preference shares of a particular series or proposing that we be wound up, the holders of the outstanding dollar preference shares will be entitled to receive notice of and to attend the general meeting of shareholders at which the resolution is to be proposed and will be entitled to speak and vote on that resolution, but not on any other resolution. In addition, if, before any general meeting of shareholders, we have failed to pay in full the dividend payable on the dollar preference shares of a particular series for a number of dividend periods specified in the relevant prospectus supplement, the holders of the dollar preference shares of that series shall be entitled to receive notice of, attend, speak and vote at that meeting on all matters. In these circumstances only, the rights of the holders of dollar preference shares of that series to vote shall continue until we have resumed the payment in full of dividends on the dollar preference shares of that series for the number of dividend periods specified in the prospectus supplement. Holders of any series of dollar preference shares shall be entitled to receive notice of, attend, speak and vote at general meetings in other circumstances if the board of directors determines, as specified in the prospectus supplement.

Whenever holders of dollar preference shares are entitled to vote at a general meeting of shareholders, on a show of hands each holder present in person shall have one vote and on a poll each holder present in person or by proxy shall have the number of votes for each dollar preference share of the relevant series that the board of directors determines, as specified in the relevant prospectus supplement.

Our Articles of Association provide that all resolutions shall be decided on a show of hands unless, either before or on the declaration of the result of the vote taken on a show of hands, a poll is demanded by:

•	the chairman of the meeting;

•	not less than three shareholders present in person or by proxy;

•	the ADR depositary;

•	a shareholder or shareholders, including holders of any series of dollar preference shares entitled to vote on the resolution, present in person or by proxy who represent at least 10% of the total voting rights of all shareholders entitled to vote on the resolution; or

•	a shareholder or shareholders present in person or by proxy and holding shares conferring a right to vote at the meeting on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all shares conferring that right.

The holders, including holders of any series of dollar preference shares at a time when they have voting rights as a result of our having failed to pay dividends on the series for the number of dividend periods specified in the applicable prospectus supplement, of not less than 10% of the paid up capital that at the relevant date carries the right of voting at our general meetings are entitled to require our board of directors to convene an extraordinary general meeting. In addition, the holders of any series of dollar preference shares may have the right to vote separately as a class in certain circumstances as described below under the heading “— Variation of Rights”.

At June 30, 2007, we had approximately 9,456 million ordinary shares outstanding. The dollar preference shares of any series will not limit our ability to issue additional ordinary shares.

Form

The dollar preference shares of any series will, when issued, be fully paid and, as such, will not be subject to a call for any additional payment. For each dollar preference share of each series issued, an amount equal to its nominal value will be credited to our issued share capital account and an amount equal to the difference between its issue price and its nominal value will be credited to our share premium account.

The dollar preference shares of each series will be represented by a single certificate. If in registered form, the certificate will be issued to the ADR depositary and if in bearer form the certificate will be deposited with the ADR depositary under the ADR deposit agreement. We may consider the ADR depositary to be the holder and absolute owner of any series of dollar preference shares represented by the certificate so deposited for all purposes. Unless the relevant prospectus supplement specifies otherwise, dollar preference shares of any series withdrawn from deposit under the ADR deposit agreement will be evidenced by share certificates in registered form without dividend coupons. If an ADR holder elects to receive share certificates in registered form, the share certificates will be delivered at the time of withdrawal. Unless the prospectus supplement specifies otherwise, the dollar preference shares of any series may not be withdrawn from deposit in bearer form.

Title to dollar preference shares of any series in registered form will pass by transfer and registration on the register for the dollar preference shares of the series. Title to dollar preference shares of any series in bearer form, or to any dividend coupons appertaining to them, will pass by delivery of the relevant bearer share warrants or dividend coupons. If our Articles of Association and the limitations described in the following paragraph and in any relevant prospectus supplement permit, dollar preference shares of a particular series in bearer form will be exchangeable for the same number of dollar preference shares of the series in registered form upon surrender of the relevant bearer share warrants and all unmatured dividend coupons, if any, appertaining to them. Unless the prospectus supplement specifies otherwise, dollar preference shares of any series in registered form will not be exchangeable, in whole or in part, for dollar preference shares of such series in bearer form.

Each exchange or registration of transfer of dollar preference shares of any series in registered form will be effected by entry on the register for the dollar preference shares of the series kept by our registrar at its office in the United Kingdom. Any exchange or registration of transfer will be effected without charge to the person requesting the exchange or registration, but the requesting person will be required to pay any related taxes, stamp duties or other governmental charges. The exchange of dollar preference shares of any series in bearer form for the dollar preference shares of such series in registered form will also be subject to applicable U.K. tax laws and regulations in effect at the time of the exchange. No exchange will be made unless any resulting taxes, stamp duties or other governmental charges have been paid to us.

Variation of Rights

If applicable law permits, the rights attached to any series of dollar preference shares may be varied or abrogated only with the written consent of the holders of 75% in nominal value of the outstanding dollar preference shares of that series or with the sanction of an extraordinary resolution passed at a separate class meeting of the holders of the outstanding dollar preference shares of that series. An extraordinary resolution will be adopted if passed by a majority of 75% of those holders voting in person or by proxy at the meeting. The quorum required for any such class meeting will be two persons holding or representing by proxy at least one-third in nominal amount of the outstanding dollar preference shares of the particular series affected, except at any adjourned meeting, where any two holders present in person or by proxy will constitute a quorum.

The written consent of the holders of 75% in nominal value of the outstanding dollar preference shares of a particular series or the sanction of an extraordinary resolution passed at a separate class meeting of holders of the outstanding dollar preference shares of the series will be required if our directors propose to authorize, create or increase the amount of any shares of any class or any security convertible into shares of any class ranking as regards rights to participate in our profits or assets, other than if we redeem or purchase the shares, in priority to the series of dollar preference shares.

If we have paid the most recent dividend payable on the dollar preference shares of a particular series in full, the rights attached to that series will not be deemed to be varied by the creation or issue of any further series of dollar preference shares or of any sterling preference shares or of any other further shares ranking equally as regards participation in our profits or assets with or junior to the dollar preference shares of that series, whether carrying identical rights or different rights in any respect, including as to dividend, premium on a return of capital, redemption or conversion or denominated in dollars or any other currency.

Notices of Meetings

We will cause a notice of any meeting at which holders of dollar preference shares of a particular series are entitled to vote to be mailed to each record holder of dollar preference shares of that series. Each such notice will state:

•	the date of the meeting;

•	a description of any resolution to be proposed for adoption at the meeting on which those holders are entitled to vote; and

•	instructions for the delivery of proxies.

A holder of dollar preference shares of any series in registered form who is not registered with an address in the United Kingdom and who has not supplied an address within the United Kingdom to us for the purpose of service of notices is not entitled to receive notices of meetings. For a description of notices that we will give to the ADR depositary and that the ADR depositary will give to ADR holders, you should see “Where You Can Find More Information”.

Governing Law

The creation and issuance of the dollar preference shares of any series and the rights attached to them shall be governed by and construed in accordance with Scots law.

DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

The following is a summary of the general terms and provisions of the ADR deposit agreement under which the ADR depositary will issue the ADRs. The ADR deposit agreement is among us, The Bank of New York, as depositary, and all holders from time to time of ADRs issued under it. This summary does not purport to be complete. You should read the ADR deposit agreement, which we have filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. You may also read the ADR deposit agreement at the principal offices of The Bank of New York in The City of New York and London.

American Depositary Receipts

ADRs will evidence ADSs of a particular series, which will represent dollar preference shares of a corresponding series. Unless the relevant prospectus supplement specifies otherwise, each ADS will represent one dollar preference share, or evidence of rights to secure one dollar preference share, deposited with the ADR depositary or the London branch of The Bank of New York, as custodian. An ADR may evidence any number of ADSs of the corresponding series.

Deposit and Withdrawal of Deposited Securities

Upon receipt of dollar preference shares of a particular series or evidence of rights to receive dollar preference shares, and subject to the terms of the ADR deposit agreement, the ADR depositary will execute and deliver at its principal office, which is presently located at 101 Barclay Street, New York, New York 10286, U.S.A., to the person or persons specified by the depositor in writing upon payment of the fees, charges and taxes provided in the ADR deposit agreement, an ADR or ADRs registered in the name of that person or persons evidencing the number of ADSs of the series corresponding to the dollar preference shares of that series.

Upon surrender of ADRs at the principal office of the ADR depositary and upon payment of the taxes, charges and fees provided in the ADR deposit agreement and subject to the terms of the ADR deposit agreement, an ADR holder is entitled to delivery to or upon its order, at the principal office of the ADR depositary or at the office of the custodian in London, of dollar preference shares of the relevant series in registered form in respect of the deposited dollar preference shares and any other documents of title evidenced by the surrendered ADRs. The forwarding of share certificates and other documents of title for delivery at the principal office of the ADR depositary will be at the risk and expense of the ADR holder.

The ADR depositary will not deliver ADRs except upon receipt of dollar preference shares of the relevant series and will not deliver dollar preference shares of the relevant series except on receipt of ADRs issued under the ADR deposit agreement.

Dividends and Other Distributions

The ADR depositary will distribute all cash dividends or other cash distributions that it receives in respect of deposited dollar preference shares of a particular series to ADR holders in proportion to their holdings of ADSs of the series representing the dollar preference shares. The cash amount distributed will be reduced by any amounts that we or the ADR depositary must withhold on account of taxes.

If we make any distribution other than in cash in respect of any deposited dollar preference shares of a particular series, the ADR depositary will distribute the property received by it to ADR holders in proportion to their holdings of ADSs of the series representing the dollar preference shares. If a distribution that we make in respect of deposited dollar preference shares of a particular series consists of a dividend in, or free distribution of, dollar preference shares of the series, the ADR depositary may, if we approve, and will, if we request, distribute to ADR holders, in proportion to their holdings of ADSs of the series representing the dollar preference shares, additional ADRs for an aggregate number of ADSs of that series received as the dividend or free distribution. If the ADR depositary does not distribute additional ADRs, each ADS of that series will from then also represent the additional dollar preference shares of the corresponding series distributed in respect of the deposited dollar preference shares before the dividend or free distribution.

If the ADR depositary determines that any distribution in property, other than cash or dollar preference shares of a particular series, cannot be made proportionately among ADR holders or if for any other reason, including any requirement that we or the ADR depositary withhold an amount on account of taxes, the ADR depositary deems that such a distribution is not feasible, the ADR depositary may dispose of all or a portion of the property in the amounts and in the manner, including by public or private sale, that it deems equitable and practicable, and it will distribute the net proceeds of any such sale or the balance of any such property after deduction of any taxes that we or the ADR depositary must withhold to ADR holders as in the case of a distribution received in cash.

Redemption of ADSs

If we redeem any dollar preference shares of a particular series, the ADR depositary will redeem, from the amounts that it receives from the redemption of deposited dollar preference shares, a number of ADSs of the series representing those dollar preference shares which corresponds to the number of deposited dollar preference shares. The ADS redemption price will correspond to the redemption price per share payable with respect to the redeemed dollar preference shares. If we redeem less than all of the outstanding dollar preference shares of a particular series, the ADR depositary will select the ADSs of the corresponding series to be redeemed, either by lot or in proportion to the number of dollar preference shares represented. We must give our notice of redemption in respect of the dollar preference shares of a particular series to the ADR depositary before the redemption date and the ADR depositary will promptly deliver the notice to all holders of ADRs of the corresponding series.

Record Dates

Whenever any dividend or other distribution becomes payable or shall be made in respect of dollar preference shares of a particular series, or any dollar preference shares of a particular series are to be redeemed, or the ADR depositary receives notice of any meeting at which holders of dollar preference shares of a particular series are entitled to vote, the ADR depositary will fix a record date for the determination of the ADR holders who are entitled to receive the dividend, distribution, amount in respect of redemption of ADSs of the corresponding series, or the net proceeds of their sale, or to give instructions for the exercise of voting rights at the meeting, subject to the provisions of the ADR deposit agreement. Such record date will be as close in time as practicable to the record date for the dollar preference shares.

Voting of the Underlying Deposited Securities

Upon receipt of notice of any meeting at which holders of dollar preference shares of a particular series are entitled to vote, the ADR depositary will, as soon as practicable thereafter, mail to the record holders of ADRs of the corresponding series a notice which shall contain:

•	a summary of the notice of meeting;

•	a statement that the record holders of ADRs at the close of business on a specified record date are entitled under the ADR deposit agreement, if applicable laws and regulations and our Articles of Association permit, to instruct the ADR depositary as to the exercise of the voting rights pertaining to the dollar preference shares of the series represented by their ADSs; and

•	a brief statement of how they may give instructions, including an express indication that they may instruct the ADR depositary to give a discretionary proxy to a designated member or members of our board of directors.

The ADR depositary has agreed that it will try, if practicable, to vote or cause to be voted the dollar preference shares in accordance with any written nondiscretionary instructions of record holders of ADRs that it receives on or before the date set by the ADR depositary. The ADR depositary has agreed not to vote the dollar preference shares except in accordance with written instructions from the record holders of ADRs.

Inspection of Transfer Books

The ADR depositary will keep books, at its transfer office in The City of New York, for the registration and transfer of ADRs that at all reasonable times will be open for inspection by ADR holders. However, this inspection may not be for the purpose of communicating with ADR holders in the interest of a business or object other than our business or a matter related to the ADR deposit agreement or the ADRs.

Reports and Notices

The ADR depositary will make available at its principal office for inspection by ADR holders any reports and communications received from us that are both received by the ADR depositary as the holder of dollar preference shares of the applicable corresponding series and made generally available to the holders of those dollar preference shares by us, including our annual report and accounts. The ADR depositary will also mail copies of those reports to ADR holders when furnished by us as provided in the ADR deposit agreement.

On or before the first date on which we give notice, by publication or otherwise, of any meeting at which holders of the dollar preference shares of a particular series are entitled to vote, or of any reconvening of any such adjourned meeting of holders, or of the taking of any action in respect of any cash or other distributions on or any redemption of dollar preference shares of a particular series, we shall transmit to the ADR depositary a copy of the notice in the form given or to be given to holders of the dollar preference shares. The ADR depositary will, at our expense, arrange for the prompt transmittal by the custodian to the ADR depositary of such notices, and, if we request in writing, arrange for the mailing, at our expense, of copies to all holders of ADRs evidencing ADSs of the corresponding series.

Amendment and Termination of the ADR Deposit Agreement

The form of the ADRs evidencing ADSs of a particular series and any provisions of the ADR deposit agreement relating to those ADRs may at any time and from time to time be amended by agreement between us and the ADR depositary in any respect which we may deem necessary or desirable. Any amendment that imposes or increases any fees or charges, other than taxes and other governmental charges, or that otherwise prejudices any substantial existing right of holders of outstanding ADRs evidencing ADSs of a particular series, will not take effect as to any ADRs until 30 days after notice of the amendment has been given to the record holders of those ADRs. Every holder of any ADR at the time an amendment becomes effective, if it has been given notice, will be deemed by continuing to hold the ADR to consent and agree to the amendment and to be bound by the ADR deposit agreement or the ADR as amended. In no event may any amendment impair the right of any holder of ADRs to surrender ADRs and receive in return the dollar preference shares of the corresponding series and other property represented by the ADRs.

Whenever we direct, the ADR depositary has agreed to terminate the ADR deposit agreement as to dollar preference shares of any and all series and the deposited securities, ADSs and ADRs of all corresponding series by mailing a termination notice to the record holders of all those outstanding ADRs at least 30 days before the date fixed in the notice for termination. The ADR depositary may likewise terminate the ADR deposit agreement as to dollar preference shares of any and all series and the deposited securities, ADSs and ADRs of all corresponding series by mailing a termination notice to us and the record holders of all those outstanding ADRs at any time 60 days after it has delivered to us a written notice of its election to resign, if a successor depositary has not been appointed and accepted its appointment as provided in the ADR deposit agreement. If any ADRs evidencing ADSs of a particular series remain outstanding after the date of any termination, the ADR depositary will then discontinue the registration of transfers of those ADRs, will suspend the distribution of dividends to holders and will not give any further notices or perform any further acts under the ADR deposit agreement with respect to those ADRs, except that it will continue to collect dividends and other distributions pertaining to the dollar preference shares of the corresponding series and any other property represented by those ADRs, and will continue the delivery of dollar preference shares of the corresponding series, together with any dividends or other distributions received with respect to them and the net proceeds of the sale of any property, in exchange for ADRs surrendered to it. At any time after two years from the date of termination of the ADR deposit agreement as to ADRs evidencing ADSs of a particular series, the ADR depositary may sell the dollar preference shares of the corresponding series and any other property represented by those ADRs and may hold the net proceeds, together with any other cash then held by it under the ADR deposit agreement in respect of those ADRs, without liability for interest, for the ratable benefit of the holders of ADRs that have not previously been surrendered.

Charges of ADR Depositary

The ADR depositary will charge the party to whom it delivers ADRs against deposits, and the party surrendering ADRs for delivery of dollar preference shares of a particular series or other deposited securities, property and cash, $5 for each 100, or fraction of 100, ADSs evidenced by the ADRs issued or surrendered. We will pay all other charges of the ADR depositary and those of any registrar, co-transfer agent and co-registrar under the ADR deposit agreement, but, unless the relevant prospectus supplement with respect to a particular series of dollar preference shares or securities convertible into or exchangeable for dollar preference shares of any series states otherwise, we will not pay:

•	taxes, including U.K. stamp duty or U.K. stamp duty reserve tax, and other governmental charges;

•	any applicable share transfer or registration fees on deposits or withdrawals of dollar preference shares;

•	cable, telex, facsimile transmission and delivery charges which the ADR deposit agreement provides are at the expense of the holders of ADRs or persons depositing or withdrawing dollar preference shares of any series; or

•	expenses incurred or paid by the ADR depositary in any conversion of foreign currency into dollars.

You will be responsible for any taxes or other governmental charges payable on your ADRs or on the deposited securities underlying your ADRs (including U.K. stamp duty or U.K. stamp duty reserve tax, but not stamp duty reserve tax arising on issue of the securities underlying your ADRs). The ADR depositary may refuse to transfer your ADRs or allow you to withdraw the deposited securities underlying your ADRs until such taxes or other charges are paid. The ADR depositary may withhold any dividends or other distributions, or may sell for the account of the holder any part or all of the deposited securities evidenced by the ADR, and may apply dividends or other distributions or the proceeds of any sale in payment of the tax or other governmental charge, with the ADR holder remaining liable for any deficiency.

General

Neither the ADR depositary nor we will be liable to ADR holders if prevented or forbidden or delayed by any present or future law of any country or by any governmental authority, or by reason of any provision, present or future, of our Memorandum or Articles of Association, or any act of God or war or other circumstances beyond our control in performing our obligations under the ADR deposit agreement. The obligations of both of us under the ADR deposit agreement are expressly limited to performing our duties without gross negligence or bad faith.

If any ADSs of a particular series are listed on one or more stock exchanges in the United States, the ADR depositary will act as registrar or, if we request or with our approval, appoint a registrar or one or more co-registrars, for registration of the ADRs evidencing the ADSs in accordance with any exchange requirements. The registrars or co-registrars may be removed and a substitute or substitutes appointed by the ADR depositary if we request or with our approval.

The ADRs evidencing ADSs of any series are transferable on the books of the ADR depositary. However, the ADR depositary may close the transfer books as to ADRs evidencing ADSs of a particular series at any time or from time to time when it deems it expedient to do so in connection with the performance of its duties or if we request. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR evidencing ADSs of a particular series, or transfer and withdrawal of dollar preference shares of the corresponding series, the ADR depositary or the custodian may require the person presenting the ADR or depositing the dollar preference shares to pay a sum sufficient to reimburse it for any related tax or other governmental charge and any share transfer or registration fee and any applicable fees payable as provided in the ADR deposit agreement, and the ADR depositary may withhold any dividends or other distributions, or may sell for the account of the holder any part or all of the dollar preference shares evidenced by the ADR, and may apply dividends or other distributions or the proceeds of any sale in payment of the tax or other governmental charge, with the ADR holder remaining liable for any deficiency. Any person presenting dollar preference shares of any series for deposit or any holder of an ADR may be required from time to time to furnish the ADR depositary or the custodian with proof of citizenship or residence, exchange control approval, information relating to the registration on our books or registers or those maintained for us by the registrar for the dollar preference shares of that series, or other information, to execute certificates and to make representations and warranties that the ADR depositary or the custodian deems necessary or proper. Until those requirements have been satisfied, the ADR depositary may withhold the delivery or registration of transfer of any ADR or the distribution of any dividend or other distribution or proceeds of any sale or distribution. The delivery, transfer and surrender of ADRs of any series generally may be suspended during any period when the transfer books of the ADR depositary are closed or if we or the ADR depositary deem necessary or advisable at any time or from time to time because of any requirement of law or of any government or governmental authority, body or commission, or under any provision of the ADR deposit agreement or for any other reason, subject to the provisions of the following sentence. The surrender of outstanding ADRs of any series and withdrawal of deposited securities may only be suspended as a result of:

•	temporary delays caused by closing our transfer books or those of the ADR depositary or the deposit of dollar preference shares of the corresponding series in connection with voting at a shareholders’ meeting or the payment of dividends;

•	the non-payment of fees, taxes and similar charges; and

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs of the series or to the withdrawal of the deposited securities.

The ADR deposit agreement and the ADRs are governed by and construed in accordance with New York law.

PLAN OF DISTRIBUTION

We may sell relevant securities to or through underwriters or dealers and also may sell all or part of such securities directly to other purchasers or through agents.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

In connection with the sale of securities, we may compensate underwriters in the form of discounts, concessions or commissions or in any other way that the applicable prospectus supplement describes. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters, and any discounts or commissions that we pay them and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended (the “Securities Act”). Any such underwriter or agent will be identified, and any such compensation that we pay will be described, in the prospectus supplement.

Under agreements which we may enter into, we may be required to indemnify underwriters, dealers and agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act.

Unless a prospectus supplement specifies otherwise, we will not offer any securities or any investments representing securities, including ADSs or ADRs, of any series to the public in the United Kingdom. Unless otherwise specified in any agreement which we may enter into, underwriters, dealers and/or agents in relation to the distribution of securities or any investments representing securities, including ADSs or ADRs, of any series and subject to the terms of any such agreement, any underwriter, dealer or agent in connection with an offering of securities or any investments representing securities, including ADSs or ADRs, of any series will represent and agree that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the securities or any investments representing the securities (including ADSs or ADRs) (including without limitation the registration statement, the prospectus, any preliminary prospectus, any ADR registration statement or any ADR prospectus) in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities or any investments representing securities, including ADSs or ADRs, of such series in, from or otherwise involving the United Kingdom.

Each new series of debt securities or dollar preference shares will be a new issue of securities with no established trading market. If securities of a particular series are not listed on a U.S. national securities exchange, certain broker-dealers may make a market in those securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance that any broker-dealer will make a market in securities of any series or as to the liquidity of the trading market for those securities.

Delayed Delivery Arrangements

If so indicated in the prospectus supplement, we may authorize underwriters or other persons acting as its agents to solicit offers by certain institutions to purchase dollar preference shares or debt securities from it pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

LEGAL OPINIONS

Our United States counsel, Shearman & Sterling LLP, will pass upon certain legal matters relating to the securities. Our Scottish solicitors, Dundas & Wilson CS LLP, will pass upon the validity of the dollar preference shares under Scots law. Our English solicitors, Linklaters LLP, will pass upon certain matters of English law relating to the issue and sale of the securities.

EXPERTS

The financial statements and management’s report on the effectiveness of the Group’s internal control over financial reporting included in our Annual Report on Form 20-F, incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and include an explanatory paragraph describing that International Financial Reporting Standards vary in certain significant respects from accounting principles generally accepted in the United States of America and that information relating to the nature and effect of such differences is presented in Note 47 to the financial statements, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of the Group’s internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of the Group’s internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

EXPENSES OF THE ISSUE

We will pay or cause to be paid the following estimated expenses (not including underwriting discounts and commissions and expenses reimbursed by us) to be incurred in connection with the issuance and distribution of the securities registered under the registration statement of which this prospectus is a part. Other than the SEC registration fee, all of these expenses are estimated.

	Amount to be Paid

Securities and Exchange Commission registration fee	$—	(*)
Printing and engraving expenses	55,000
Legal fees and expenses (including Blue Sky fees)	550,000
Accountants’ fees and expenses	12,000
Trustee’s fees and expenses	22,000
Miscellaneous	11,000

Total	$650,000

(*)	A $1,177,000 fee was previously paid in connection with our registration statement on Form F-3 (File No. 333-123972).

ENFORCEMENT OF CIVIL LIABILITIES

We are a public limited company incorporated and registered in Scotland, United Kingdom. All but two of our directors and executive officers, and certain experts named in this prospectus, reside outside the United States. All or a substantial portion of our assets and the assets of those non-resident persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or those persons or to enforce against them judgments obtained in U.S. courts predicated upon civil liability provisions of the federal securities laws of the United States. We have been advised by our Scottish solicitors, Dundas & Wilson CS LLP (as to Scots law), and our English solicitors, Linklaters LLP (as to English law), that, both in original actions and in actions for the enforcement of judgments of U.S. courts, there is doubt as to whether civil liabilities predicated solely upon the U.S. federal securities laws are enforceable in Scotland and England.

WHERE YOU CAN FIND MORE INFORMATION

Ongoing Reporting

We file reports and other information with the SEC. You can read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, U.S.A. You may call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a website at http://www.sec.gov which contains in electronic form each of the reports and other information that we have filed electronically with the SEC. You can also read this material at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005, U.S.A., on which certain of our securities are listed.

We will provide the trustee for any debt securities and the ADR depositary for any dollar preference shares with our annual reports, which will include a description of operations, our annual audited consolidated financial statements, and, for so long as required by applicable SEC rules and regulations, reconciliations of consolidated net income and consolidated ordinary shareholders’ equity to generally accepted accounting principles in the United States (“U.S. GAAP”). We will also provide any trustee or ADR depositary with interim reports that will include unaudited interim summary consolidated financial information and, if we choose, may contain reconciliations of consolidated net income and consolidated ordinary shareholders’ equity to U.S. GAAP. Upon receipt, the trustee or the ADR depositary will mail the reports to all record holders of the debt securities or dollar preference shares. In addition, we will provide the trustee or the ADR depositary with all notices of meetings at which holders of debt securities or dollar preference shares are entitled to vote, and all other reports and communications that are made generally available to holders of debt securities or dollar preference shares.

Registration Statement

This prospectus is part of a registration statement that we filed with the SEC. As exhibits to the registration statement, we have also filed the indentures, the ADR deposit agreement and our Articles of Association. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information, you should refer to the registration statement. You can obtain the full registration statement from the SEC or from us.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this prospectus, and any information that we file with the SEC after the date of this prospectus will automatically be deemed to update and supersede this information.

We incorporate by reference (i) our Annual Report on Form 20-F for the fiscal year ended December 31, 2006, filed with the SEC on April 24, 2007, (ii) a Form 6-K with our interim financial results for the six months ended June 30, 2007, which we furnished to the SEC on August 15, 2007, (iii) a Form 6-K furnished to the SEC on September 25, 2007 containing certain pro forma unaudited condensed combined financial information and the related notes thereto in relation to the proposed acquisition of ABN AMRO (“Pro Forma Financial Information”) and (iv) any subsequent Form 6-K furnished to the SEC containing updated or revised Pro Forma Financial Information. We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and certain Reports on Form 6-K, if they state that they are incorporated by reference into this prospectus, that we furnish to the SEC after the date of this prospectus and until we or any underwriters sell all of the securities.

Upon written or oral request, we will provide free of charge a copy of any or all of the documents that we incorporate by reference into this prospectus, other than exhibits which are not specifically incorporated by reference into this prospectus. To obtain copies you should contact us at Citizens Financial Group, Inc., 28 State Street, Boston, Massachusetts 02109 U.S.A.; Attention: Donald J. Barry, Jr., telephone (617) 725-5810.

15,000 American Depositary Shares, Series U

The Royal Bank of Scotland Group plc

Representing

15,000 Non-cumulative Dollar Preference Shares, Series U

(Nominal value of $.01 each)

PROSPECTUS SUPPLEMENT

September 26, 2007

Joint Lead Managers and Joint Bookrunners

MERRILL LYNCH & CO.	RBS GREENWICH CAPITAL

Senior Co-Managers

Goldman, Sachs & Co.	Lehman Brothers

Junior Co-Managers

Banc of America Securities LLC	Wachovia Securities

September 26, 2007